As filed with the Securities and Exchange Commission on October 6, 1997
                                                    Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                           TRAVIS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Delaware                                 5085                                     76-0206074
 (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
       OF INCORPORATION)                 CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                            3000 Weslayan, Suite 350
                              Houston, Texas 77027
                                 (713) 622-7475
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ------------

                                  Kirby Attwell
                      President and Chief Executive Officer
                           Travis International, Inc.
                            3000 Weslayan, Suite 350
                              Houston, Texas 77027
                                 (713) 622-7475
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  ------------

                                 WITH COPIES TO:
           Diana M. Hudson                            Kathleen S. Schoene
         Walter S. Keneally                          Peper, Martin, Jensen,
Mayor, Day, Caldwell & Keeton, L.L.P.                  Maichel and Hetlage
      700 Louisiana, Suite 1900                  720 Olive Street, 24th Floor
     Houston, Texas  77002-2778                 St. Louis, Missouri  63101-2396
           (713) 225-7000                               (314) 421-3850

                                  ------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
   TITLE OF EACH CLASS                                 PROPOSED MAXIMUM                      AMOUNT
   OF SECURITIES TO BE                                    AGGREGATE                            OF
        REGISTERED                                    OFFERING PRICE(1)                 REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value per share.......           $35,000,000                        $10,607
========================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(o).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

                              SUBJECT TO COMPLETION

                              DATED OCTOBER 6, 1997

                             ________________ SHARES

                                     [LOGO]

                           TRAVIS INTERNATIONAL, INC.

                                  COMMON STOCK

                                  ------------

         Of the ___________ shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby, ________ shares of Common Stock are being sold by Travis International, Inc. (the "Company" or "Travis") and ________ shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders. See "Principal and Selling Stockholders."

         Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $ ________ and $ ________ per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company intends to apply to have the Common Stock approved for quotation and trading on the Nasdaq National Market under the symbol "TRVI."
                                  ------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATTERS THAT
   SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
                                    HEREBY.

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                                  PROCEEDS TO
                PRICE TO      UNDERWRITING      PROCEEDS TO         SELLING
                 PUBLIC        DISCOUNT(1)       COMPANY(2)       STOCKHOLDERS
--------------------------------------------------------------------------------

Per Share...  $               $                 $                $
--------------------------------------------------------------------------------
Total (3)...  $               $                 $                $
================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of $_______, all of which are payable by the Company.

(3) The Selling Stockholders and the Company have granted the Underwriters a 30-day option to purchase up to ________ additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling Stockholders will be $_______, $_______, $_________ and $_______, respectively. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders pursuant to the Underwriter's over-allotment option, if exercised. See "Underwriting" and "Principal and Selling Stockholders."

                                  ------------

         The Common Stock is offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer or to reject any orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made on or about ________ , 1997.

A.G. EDWARDS & SONS, INC.                    CLEARY GULL REILAND & MCDEVITT INC.

                 The date of this Prospectus is ________ , 1997.

                              [Inside Front Cover]

                                  [MAP TO COME]

         The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and with quarterly reports containing unaudited consolidated financial information for the first three quarters of each fiscal year.

                                  ------------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CONSIDER CAREFULLY THE RISK FACTORS RELATED TO THE PURCHASE OF THE COMMON STOCK OF THE COMPANY. SEE "RISK FACTORS." EXCEPT AS OTHERWISE INDICATED HEREIN, (I) THE TERM "COMPANY" REFERS TO TRAVIS INTERNATIONAL, INC. AND ITS SUBSIDIARIES AND (II) ALL INFORMATION IN THIS PROSPECTUS (A) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, AND (B) GIVES EFFECT TO THE RECAPITALIZATION OF THE COMPANY'S COMMON STOCK, INCLUDING THE CONVERSION OF EACH SHARE OF THE COMPANY'S CLASS A COMMON STOCK INTO ONE SHARE OF COMMON STOCK, THE CONVERSION OF ___________ SHARES OF THE COMPANY'S SERIES 2 PREFERRED STOCK INTO ___________ SHARES OF COMMON STOCK AND A ___________-FOR-ONE STOCK SPLIT. SEE "UNDERWRITING" AND "DESCRIPTION OF CAPITAL STOCK--RECAPITALIZATION."

                                   THE COMPANY

         The Company is a diversified wholesale distributor of specialty products and provider of related value-added services. From 13 operating locations in five states in the southern and western United States, the Company distributes post-tension cable products, household fixture products, specialty industrial products and telecommunications equipment. In addition, the Company provides value-added services in connection with such products, including engineering and design assistance, just-in-time delivery, fabrication, warranty repair, installation and other technical assistance. During fiscal 1996, the Company sold its products to over 8,600 customers located primarily in the United States and, to a lesser extent, Canada, Mexico and other countries. The Company has three principal categories of customers: (i) residential builders and commercial construction contractors, (ii) distributors of industrial products and (iii) operators of central office telephone systems.

         The Company differs from many other distributors in that it operates exclusively in specialty markets. The specialty markets sought by the Company are defined by a number of characteristics that distinguish them from the markets for commodity-type products. Although not all specialty markets exhibit all of these characteristics, generally they include: (i) a small to medium total market size, (ii) above average gross margins and returns on assets due to the nature of the products or unique value-added services, (iii) a limited number of competitors and the absence of a dominant, national competitor, and
(iv) a high degree of fragmentation at the distributor, supplier and customer levels. The Company believes specialty markets are less capable of being served by alternatives to wholesale distribution and offer greater opportunities than commodity-type markets to obtain substantial market shares in the niches the Company serves.

         The Company's objective is to become a leading diversified wholesale distributor of specialty products and related value-added services in the United States. In pursuing this objective, the Company endeavors to achieve significant product, customer, vendor and geographic diversity by establishing operations in a limited number of niche markets and to increase the sales and net income of those operations through further market penetration and the addition of locations and products sold within such markets. The Company focuses on markets where the demand for specialized products or value-added services offers opportunities to obtain higher margins than those typically attainable in markets for more standard, high-volume merchandise and where opportunities exist for consolidation. The Company implements its strategy through new market acquisitions that add new product groups, vendors and customers to the Company's base, through fill-in acquisitions that establish new locations or complementary product lines for its existing business and through internal development efforts to increase penetration of the markets in which it operates. The Company maintains a decentralized management structure that provides the managers of its operating subsidiaries with discretion in conducting their respective operations while affording them the benefits of the Company's executive management expertise. The Company leverages the expertise of its executive and operating managers to achieve commonalities among its operating subsidiaries that result in management efficiencies and cost savings.

         The Company believes that acquisitions are often the most cost-effective means to enter new specialty markets or to expand geographically within existing markets. Since 1994, the Company has completed ten acquisitions, two of which were new market acquisitions and eight of which were fill-in acquisitions. The Company has also grown through internal development. The Company has increased sales to existing customers by periodically expanding into new product lines and continually adding new products to existing lines. The Company also has added new customers in existing markets through targeted sales programs and the addition of new operating locations and sales offices. In addition, the Company's internal development is enhanced by a continued emphasis on value-added services, which provide it the opportunity to expand gross margins and to attract a more loyal and diverse group of customers.

         Using this approach of balanced expansion through acquisitions and internal development, the Company's revenues and operating income increased from approximately $14.5 million and $2.1 million, respectively, in fiscal 1994 to approximately $65.8 million and $4.9 million, respectively, in fiscal 1996.

         The Company was organized as a Delaware corporation in 1986. The Company's executive offices are located at 3000 Weslayan Street, Suite 350, Houston, Texas 77027, and its telephone number is (713) 622-7475.

                                  THE OFFERING

Common Stock offered by
  the Company ......................

Common Stock offered by the
  Selling Stockholders .............

Common Stock outstanding after
  the Offering(1) ..................

Use of Proceeds ....................    To repay approximately $_________
                                        million of outstanding indebtedness, to
                                        retire future obligations under certain
                                        employment, consulting and
                                        non-competition agreements relating to a
                                        previous acquisition by the Company and
                                        for general corporate purposes,
                                        including working capital and possible
                                        acquisitions. See "Use of Proceeds."
Proposed Nasdaq National
  Market Symbol ....................    The Company intends to apply to have its
                                        Common Stock approved for quotation on
                                        the Nasdaq National Market System under
                                        the symbol "TRVI."

(1) Does not include (i) up to __________ shares of Common Stock reserved for issuance upon exercise of outstanding warrants, (ii) an aggregate of __________ shares of Common Stock reserved for issuance upon exercise of outstanding options granted under various stock option plans and (iii) __________ shares of Common Stock that may be issued from time to time in connection with options not yet granted under such plans. As of ________, 1997, an aggregate of __________ options granted under such plans had vested and were exercisable. See "Management--Compensation Plans" and "Shares Eligible for Future Sale."

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                NINE MONTHS
                                                                YEAR ENDED SEPTEMBER 30,       ENDED JUNE 30,
                                                                ------------------------      ---------------
                                                                1994      1995      1996      1996       1997
                                                                ----      ----      ----      ----       ----
                                                                                              (UNAUDITED)
STATEMENT OF INCOME DATA:
Sales......................................................... $14,526   $46,339   $65,813   $47,624   $56,687
Gross profit..................................................   5,985    13,223    18,672    13,508    17,618
Operating income..............................................   2,080     3,601     4,923     3,707     4,826
Net income....................................................   1,203     1,882     2,605     1,989     2,376
Net income per common and common equivalent share.............
Average number of shares used to
  compute net income per common
  and common equivalent share.................................

                                                        JUNE 30, 1997
                                              --------------------------------
                                              ACTUAL            AS ADJUSTED(1)
                                              ------            --------------
                                                     (UNAUDITED)
BALANCE SHEET DATA:
Working capital...........................   $17,362
Total assets..............................    41,518
Total debt................................    12,921
Stockholders' equity......................    18,620
------------
(1) Gives effect to the sale of the shares of Common Stock offered by the Company hereby and the application of the net proceeds therefrom as set forth under "Use of Proceeds."

                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

NO ASSURANCE OF FUTURE GROWTH THROUGH ACQUISITIONS

         Acquisitions are an important aspect of the Company's growth. While the Company believes that the small- to medium-sized markets that it currently serves and into which it may expand are highly fragmented and provide numerous acquisition opportunities, there can be no assurance that suitable acquisition candidates can be found. Even if such candidates are found, there can be no assurance that the Company will have sufficient capital resources to complete acquisitions, that acquisitions can be completed on terms acceptable to the Company, that any acquisitions that are completed can be successfully integrated into the Company, or that such integration will not result in unforeseen operational difficulties or require a disproportionate amount of management's attention. The Company also is likely to face competition from other companies for acquisition opportunities that are available. Moreover acquisitions may be financed through the issuance of debt or equity securities. The issuance of Common Stock or securities convertible into Common Stock may be dilutive to the Company's stockholders. While the Company continues to evaluate acquisition opportunities, there are no material acquisitions pending as of the date of this Prospectus. See "Business--Acquisitions."

DEPENDENCE ON CONSTRUCTION MARKETS

         Demand for the Company's specialty builders' products depends to a significant degree on the health of the single- and multi-family residential and commercial construction markets. Specialty builders' products accounted for approximately 68% of the Company's overall sales for fiscal 1996. The level of activity in the commercial construction markets depends largely on vacancy and absorption rates, interest rates, regional economic outlooks, availability of financing and general economic conditions. The level of activity in the residential construction market depends on new single-family and multi-family housing starts, which are a function of many factors, including interest rates, availability of financing, housing affordability, vacancy rates, rental rates, unemployment, demographic trends, gross domestic product growth and consumer confidence. These factors are beyond the Company's control. Moreover, the single- and multi-family residential markets are sensitive to cyclical changes in the economy that could negatively affect the Company's operating results, particularly in Texas where a significant portion of the Company's sales of specialty builders' products are made. See "Business--Products and Services--Specialty Builders' Products and Services."

COMPETITION

         The markets in which the Company competes are highly fragmented, consisting of many regional and local specialty suppliers of the products distributed by the Company. Although the Company is not aware of any other company that competes in all of its markets, some competitors within those markets are substantially larger, better capitalized and have access to greater resources than the Company and others are smaller and more specialized than the Company. Larger competitors may achieve economies of scale not available to the Company, and smaller competitors may have lower overhead costs and greater flexibility than the Company. As a result, these competitors may be able to offer lower prices than the Company. The entry of new companies or products into the Company's markets could result in reductions in pricing of the products sold by the Company that could materially and adversely affect the Company's profitability. In addition, the Company's success in achieving increased market penetration will depend, in part, on its ability to gain market share from established competitors. There can be no assurance that the Company will be able to compete successfully. See "Business--Competition."

RELIANCE ON KEY PERSONNEL

         The Company's success depends to a significant extent upon the continued services of its officers, in particular its President and the presidents of each of its subsidiaries, as well as upon other key personnel. The Company carries key-man life insurance on its executive officers and certain officers of its subsidiaries. The Company also maintains incentive and compensation programs designed to retain key employees, including options to purchase shares of the Company's Common Stock which are subject to certain vesting requirements. The loss of the continuing services of the Company's executive officers and its subsidiaries' officers and key personnel, particularly to a competitor, could have an adverse effect on the Company's operating results. See "Business--Strategy."

INTERRUPTION IN OR LOSS OF SOURCES OF SUPPLY

         As is customary in its industry, the Company's relationships with its vendors are not governed by long-term contracts which set prices, product volumes or other terms. Although the Company's relationships with its key vendors allow it to obtain terms that the Company believes are favorable, such as volume discounts, the lack of long-term contracts permits vendors to increase prices or terminate the relationship at any time. Many factors that would cause such vendors to increase prices or terminate a relationship, such as higher raw material costs or financial difficulties, are beyond the Company's control. While the Company believes it has access to adequate substitutes for most of its products from other vendors at competitive prices, any interruption in the Company's sources of supply, particularly of the most specialized items, could have a material adverse effect upon the Company's operating results. The Company is also subject to the risks of obtaining products abroad, including adverse fluctuations in currency exchange rates, increases in import duties, decreases in quotas, increased customs regulations and political turmoil. The occurrence of any one or more of such risks could increase the Company's cost of obtaining such products or adversely affect their availability. See "Business--Vendors."

PRODUCT AND OTHER LIABILITY

         Products fabricated and distributed by the Company are used by original equipment manufacturers ("OEMs") in the manufacturing process, by industrial companies for plant maintenance, repair and operations (the "MRO market"), by residential builders and commercial construction contractors and by operators of central office telephone systems. In addition, the Company provides value-added services in connection with the distribution of its products, such as engineering and design assistance, just-in-time delivery, fabrication, warranty repair, installation and other technical services. The Company's employees operate machinery and delivery vehicles daily, and some of the Company's fabrication services involve the handling of materials which could be considered harmful under certain circumstances. As a result, the Company may be subject to claims by its employees resulting from such work-related risks and to claims by third parties for personal injury or other damages resulting from the negligence of the Company's employees in connection with performing such services. Although there is no material litigation pending against the Company and the Company maintains liability insurance in amounts and coverages believed to be usual and customary in the industry, the imposition of a large judgment against the Company or the costs of defending an uninsured claim could adversely affect its financial condition or operating results. See "Business--Legal Proceedings and Insurance."

FIRE AND OTHER HAZARDS

         The Company's inventory and equipment are concentrated in relatively few warehouse locations that are subject to the risk of fire and other hazards, such as hurricanes, floods and earthquakes. The destruction of or significant damage to one or more of these warehouses would likely interfere with the Company's ability to deliver the products generally maintained at such locations on a timely basis and to perform the value-added services required by its customers. Although the Company carries fire, casualty and business interruption insurance in amounts that management believes are sufficient to insure against property losses due to such hazards, the Company's relationships with customers could be irreparably harmed or the Company could sustain losses to its property or operations beyond the limits of its policies in the event of such an occurrence. See "Business--Products and Services" for a description of the Company's operations.

CHANGES IN DISTRIBUTION CHANNELS

         The distribution industry has experienced significant changes in recent years. Capitalizing on the industry's fragmentation, some larger distributors grew considerably through consolidation to achieve economies of scale and increase efficiency. At the same time, customers have begun to seek lower cost distribution alternatives such as integrated supply, outsourcing and computerized ordering or other alternatives to wholesale distribution, including catalogs and mass merchants, to fulfill their purchasing needs. If these trends continue or accelerate, the Company's customer base could become more concentrated, particularly in the markets for its specialty industrial products, as more products may flow through new channels or more manufacturers sell directly to end users. In addition, although the Company believes that its broad range of specialty products will allow it to compete successfully as a secondary distributor to integrated suppliers, there can be no assurance that it will be able to obtain favorable contracts with integrated suppliers, and the Company may lose some customers completely. See "Business--Industry Overview."

SUBSIDIARIES' DEPENDENCE ON KEY CUSTOMERS

         Some of the Company's subsidiaries have one or several key customers that account for a meaningful share of its sales and net income. In general, there are no long-term commitments by such customers to purchase products or services from the Company's subsidiaries. Product sales by the Company's subsidiaries are typically made on a purchase-order basis. While the loss by one of the Company's subsidiaries of one of its key customers or the failure of one of its key customers to pay accounts receivable on a timely basis could materially adversely affect the financial condition and operating results of the subsidiary, such an event is not likely to significantly affect the Company as whole. However, the loss of several of the Company's largest customers or the failure of several of such customers to pay accounts receivable on a timely basis could have a material adverse effect on the Company's financial condition and operating results. There can be no assurance that the Company's largest customers will continue to place orders with the Company or that orders by such customers will continue at their previous levels. See "Business--Customers."

NEED FOR ADDITIONAL FINANCING

         The Company anticipates that its growth strategy will require an increase in cash needed to finance acquisitions, for working capital and for capital expenditures. At June 30, 1997, the Company had working capital of approximately $17.4 million and current assets of approximately $28.2 million. After exhausting the proceeds of the Offering, the Company must rely on internally generated funds or additional financing to fund the cash component of future acquisitions, for capital expenditures and to provide necessary working capital. Although the Company currently believes it will be able to secure necessary financing, there can be no assurance that it will be able to do so on favorable terms, if at all. If the Company is unable to internally generate funds or secure additional financing in the future, its ability to pursue its business strategy and its results of operations for future periods may be adversely affected. In addition, the Company may issue debt or equity securities to the owners of the companies it acquires. The issuance of debt or equity securities, either for cash or to owners in connection with acquisitions, could have a material adverse impact on the value of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

CONTROL BY OFFICERS, DIRECTORS AND AFFILIATES

         Upon consummation of the Offering, the Company's officers, directors and their respective affiliates, including Bradford Venture Partners, L.P. and Overseas Equity Investor Partners, will beneficially own approximately ___% of the outstanding shares of the Company's Common Stock. Such persons, if acting together, would have sufficient voting power to control the outcome of corporate actions submitted to the stockholders for approval and to control the management and affairs of the Company, including the election of the Board of Directors of the Company. As a result of such control, certain transactions may not be possible without the approval of such stockholders, including mergers involving the Company and tender offers or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for the Common Stock. See "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

         A substantial number of the outstanding shares of Common Stock, shares of Common Stock that may be issued upon exercise of outstanding stock options and warrants, and shares of Common Stock issued in connection with future acquisitions will become eligible for sale at prescribed times in reliance on Rule 144 promulgated under the Securities Act or pursuant to piggyback or demand registration rights in favor of certain stockholders. All of the Company's stockholders prior to the Offering have been granted piggyback registration rights with respect to Common Stock owned by such stockholders as of such date. In general, such piggyback registration rights may be exercised by such stockholders on each occasion after the Offering that the Company proposes to register any public offering of shares of its capital stock under the Securities Act. In addition to such piggyback registration rights, subject to certain conditions, stockholders owning certain shares of Common Stock have the right, exercisable on two occasions, to require the Company to register under the Securities Act up to 100% of such shares of Common Stock. All of the Company's stockholders prior to the Offering and its executive officers and directors have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of the Offering without the prior written consent of A.G. Edwards & Sons, Inc. on behalf of the Underwriters. Following such period, these shares will not be eligible for sale in the public market without registration unless such sales meet the conditions and restrictions of Rule 144. Sales of any of the shares described above in the public market could adversely affect prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."

ABSENCE OF PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

         Prior to the Offering, there has been no public market for the Common Stock of the Company. There can be no assurance that, following the Offering, an active trading market for the Common Stock will develop or be sustained or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the Representatives of the Underwriters, and such price will not necessarily be indicative of the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. From time to time, the stock market experiences significant price and volume volatility, which could affect the market price of the Common Stock for reasons that may be unrelated to the operating performance of the Company. In addition, quarterly variations in the Company's financial results could cause the market price of the Common Stock to fluctuate substantially.

IMMEDIATE AND SUBSTANTIAL DILUTION

         Purchasers of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial offering price. See "Dilution."

DIVIDEND POLICY AND RESTRICTIONS

         The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. The Board of Directors is authorized, without the approval of the holders of the Common Stock, to issue Preferred Stock containing restrictions on the payment of dividends to holders of the Common Stock. In addition, certain provisions of the loan documents relating to the Company's credit facilities have the effect of restricting or, under certain circumstances, prohibiting one or more of the Company's subsidiaries or the Company from declaring or paying dividends. Further, if the Company obtains additional financing to fund the cash component of future acquisitions or to provide necessary working capital, the terms of such financing could restrict the Company's ability to declare or pay dividends on its capital stock. See "Dividend Policy."

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation and certain provisions of the General Corporation Law of Delaware (the state in which the Company is incorporated) may make it difficult to change control of the Company and to replace incumbent management. For example, the Company's Amended and Restated Certificate of Incorporation permits the Board of Directors, without stockholder approval, to issue additional shares of Common Stock or to establish one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock."

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding planned capital expenditures, the Company's financial position, business strategy, growth strategy and other plans and objectives for future operations, are forward-looking statements. In addition, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                            BACKGROUND OF THE COMPANY

         The Company was incorporated in Delaware in September 1986 to acquire American Packing and Gasket Company, Inc. ("APG"). APG was a fabricator and master distributor of sealing products, hose couplings and glass to industrial customers, primarily in Texas and other states along the Gulf Coast. During its first five years the Company focused on enhancing APG's operations by, among other things, establishing a management team, expanding profitable product lines, upgrading fabrication equipment, implementing inventory and accounting controls, installing computerized accounting and management information systems and developing a comprehensive marketing program and business plan. When APG's operations had been significantly improved, the Company's management was able to pursue the goal of becoming a leading wholesale distributor in a limited number of diversified specialty markets. Following the sale in May 1992 of a controlling interest in the Company's stock to the Bradford Venture Partners, L.P., Overseas Equity Investor Partners and certain other parties, the Company embarked on an expansion program that has included both acquisitions and internal development.

         Since 1994, the Company has completed ten acquisitions, two of which were new market acquisitions and eight of which were fill-in acquisitions. The Company considers a new market acquisition to be one that adds a new product group that is distinct from the Company's existing product groups. These new market acquisitions are operated as subsidiaries of the Company. Fill-in acquisitions generally are smaller and represent the addition of operations, products or locations that are complementary to the Company's existing operations. The businesses acquired as fill-in acquisitions usually have been integrated with one of the Company's subsidiaries. See "Business--Acquisitions."

         The Company has also grown through internal development. The Company has increased sales to existing customers by periodically expanding into new product lines and continually adding new products to existing lines. The Company also has added new customers in existing markets through targeted sales programs and in new markets through the addition of new operating locations and sales offices. Using this approach of balanced expansion through acquisitions and internal development, the Company's sales and operating income increased from approximately $14.5 million and $2.1 million, respectively, in fiscal 1994 to approximately $65.8 million and $4.9 million, respectively, in fiscal 1996. The Company now has 13 operating locations and two sales offices in six states. See "Business--Products and Services" and "--Facilities."

         The Company distributes products and provides related services through four operating subsidiaries. The Company's specialty builders' products business is operated through De-Ro/Suncoast, Inc. ("DRS"). DRS, in turn, operates through two divisions, Suncoast Postension ("Suncoast"), its post-tension products division, and De-Ro Products ("De-Ro"), its household fixtures products division. The Company's specialty industrial products business is operated through two separately managed subsidiaries, American Packing and Gasket Company ("APG") and Mountain Empire Rubber & Specialty Co., Inc. ("MERSCO"). The Company's telecommunications equipment business is operated through New West Communications, Inc. ("New West").

                                 USE OF PROCEEDS

         The net proceeds to the Company from the Offering are estimated to be approximately $________ million (or approximately $________ million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discount and offering expenses and assuming an initial offering price of $________ per share. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

         USE OF PROCEEDS. The Company intends to use a portion of the net proceeds of the Offering to repay outstanding indebtedness in the aggregate amount of $________ under its subsidiaries' credit facilities. After such repayments, the Company's aggregate outstanding indebtedness will be $_______, consisting of subordinated debt incurred in connection with the acquisitions of DRS and New West. The Company may in the future enter into new credit facilities, either at the Travis or subsidiary level.

         The Company also intends to use approximately $1.4 million of the net proceeds of the Offering to retire future obligations under certain employment, consulting and non-competition agreements entered into in connection with the acquisition of DRS in 1994. Pursuant to agreements between the former owners of DRS and the Company, the Company has agreed to pay $1.4 million to such persons, representing a discount of approximately $400,000 calculated by the Company to be owing under such agreements through the year 2002 (based on certain assumptions made by the Company regarding the amount and timing of such payments).

         The Company plans to use the net proceeds remaining after the payments described above for working capital purposes, including to add new locations and product lines and to finance possible acquisitions. Although there are no material acquisitions pending as of the date of this Prospectus, the Company is routinely engaged in evaluating and holding preliminary discussions regarding potential acquisitions and intends to pursue new market and fill-in acquisitions as opportunities arise. See "Business--Acquisitions." Until used, the proceeds of the Offering will be invested in short-term, investment-grade, interest-bearing obligations.

         SUMMARY OF CREDIT FACILITIES. At August 31, 1997, each of the Company's subsidiaries maintained separate bank credit facilities with the same bank. All of such facilities (described below) bear interest at a variable rate equal to the bank's reference rate (equal to 8.50% at August 31, 1997) or the bank's reference rate plus up to .50%, except for $1,000,000 of New West's term loan facility (which bears interest at a fixed rate of 9.33%). All of such facilities are secured by the equipment, inventory and accounts receivable of the respective subsidiary and are not cross-collateralized. Availability under each revolving credit facility is based upon a valuation of certain of the respective subsidiary's inventory and accounts receivable. In addition, each revolving credit facility matures on December 31, 1998. Travis does not maintain its own credit facility but may in the future consolidate its subsidiaries' facilities into one credit facility at the Travis level or obtain its own credit facility if circumstances warrant.

         DRS has a revolving credit facility, a term loan facility and a facility for the purchase of equipment and vehicles. At August 31, 1997, the maximum availability under the revolving credit facility was $7.5 million and $6.6 million was outstanding thereunder. DRS's term loan is payable in equal quarterly installments of interest and principal through September 30, 2001. At August 31, 1997, $923,210 remained outstanding under the term loan facility. A maximum of $250,000 is available through December 31, 1998 under DRS's facility for the purchase of equipment and vehicles. Each equipment advance is payable in equal monthly installments over a five-year period and each vehicle advance is payable in equal monthly installments over a two-to-four-year period. As of August 31, 1997, $137,872 was outstanding under DRS's facility for the purchase of equipment and vehicles.

         APG has a revolving credit facility and a term loan facility. At August 31, 1997, the maximum availability under the revolving credit facility was $3.0 million and $900,000 was outstanding thereunder. APG's term loan is payable in quarterly installments of interest and principal through December 31, 1997. At August 31, 1997, $56,623 remained outstanding under the term loan facility.

         MERSCO has a revolving credit facility which provides for a line of credit of up to $750,000 and is guaranteed by Travis. At August 31, 1997, $500,000 was outstanding under such facility.

         New West has a revolving credit facility and term loan facility. Up to $1,000,000 under these facilities is guaranteed by Travis. At August 31, 1997, the maximum availability under the revolving credit facility was $818,826 and none was outstanding thereunder. New West's term loan is payable in quarterly installments of interest and principal, with a final balloon payment due September 30, 2001. At August 31, 1997, $1.3 million remained outstanding under the term loan facility.

                                 DIVIDEND POLICY

         The Company has not paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The Company intends to retain any future earnings for reinvestment in the Company. The Board of Directors is authorized, without the approval of the holders of the Common Stock, to issue Preferred Stock containing restrictions on the payment of dividends to holders of the Common Stock. In addition, certain provisions of the loan documents relating to the Company's credit facilities have the effect of restricting or, under certain circumstances, prohibiting one or more of the Company's subsidiaries or the Company from declaring or paying dividends. Further, if the Company obtains additional financing to fund the cash component of future acquisitions or to provide necessary working capital, the terms of such financing also could restrict the Company's ability to declare or pay dividends on its capital stock. Any future determination as to the payment of dividends will be subject to any such restrictions, will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

         The following table sets forth the short-term debt and capitalization of the Company at June 30, 1997. The table also sets forth the short-term debt and capitalization of the Company at June 30, 1997 on an as adjusted basis to reflect the sale by the Company of __________ shares of Common Stock offered hereby at an assumed offering price of $_______ per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds."

                                                                                        JUNE 30, 1997
                                                                                 ---------------------------
                                                                                 ACTUAL          AS ADJUSTED
                                                                                 ------          -----------
                                                                                         (IN THOUSANDS)
Current portion of long-term debt.........................................    $
                                                                              ============
Total long-term debt, less current portion................................    $

Stockholders' equity:
   Preferred Stock, par value $.01 per share; ________ shares authorized;  _________ shares issued and outstanding;
     ________ shares authorized, as adjusted; ________ shares
     issued and outstanding, as adjusted .................................

   Common Stock, par value $.01 per share; _________ shares authorized;
     ________ shares issued and outstanding; _________ shares authorized, as adjusted; _________ shares issued and outstanding, as
     adjusted (1) ........................................................

   Common Stock, Class A, par value $.01 per share; ________ shares authorized; ________ issued and outstanding; none authorized, as adjusted .........................................................

Additional paid-in capital................................................

Retained earnings.........................................................
                                                                              ------------
     Total stockholders' equity
                                                                              ------------
         Total capitalization.............................................    $
                                                                              ============

------------
(1) Excludes shares of Common Stock issuable upon exercise of outstanding stock options and warrants. See "Management--Compensation Plans."

                                    DILUTION

         The net tangible book value of the Company's Common Stock as of ________, 1997 was approximately $________ million, or $ ________ per share of Common Stock outstanding. Net tangible book value per share of Common Stock represents the amount of the Company's common stockholders' equity, less intangible assets, divided by shares of Common Stock outstanding as of ________, 1997.

         Net tangible book value dilution per share of Common Stock represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering and the net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of _________ shares of Common Stock in the Offering at an assumed offering price of $ _________ per share and the application of the estimated net proceeds therefrom, the net tangible book value of the Common Stock as of ________ , 1997 would have been $ _________ million, or $ ________ per share of Common Stock. This represents an immediate increase in the net tangible book value of $ _________ per share of Common Stock to existing common stockholders and an immediate dilution in net tangible book value of $ ________ per share of Common Stock to purchasers of Common Stock in the Offering. The following table illustrates the dilution in the net tangible book value per share to new investors:

Assumed initial public offering price per share .................
   Net tangible book value per share at _______, 1997............
   Increase in net tangible book value per share attributable to new investors..........................................
Net tangible book value per share after the Offering.............

Dilution per share to new investors..............................

         The following table sets forth, as of the close of the Offering, the number of shares of Common Stock issued by the Company, the total consideration paid and the average price per share paid by both existing stockholders and by new investors purchasing shares of Common Stock in the Offering:

                                                                                    TOTAL
                                                  SHARES PURCHASED(1)            CONSIDERATION
                                                  -------------------           ----------------     AVERAGE PRICE
                                                  NUMBER      PERCENT           AMOUNT   PERCENT        PER SHARE
                                                  ------      -------           ------   -------     -------------
Existing stockholders(1).......................
New investors(2)...............................
Total..........................................

--------------------
(1) Does not include ___________ shares of Common Stock issuable upon exercise of outstanding stock options and warrants at a weighted average exercise price of $ ________ per share, _________ of which are exercisable.

(2) Sales by the Selling Stockholders in the Offering will reduce the number of shares of Common Stock held by existing stockholders to _________, or ___%, of the total number of shares of Common Stock to be outstanding after the Offering, and will increase the number of shares of Common Stock to be purchased by new investors to ________, or ________%, of the total number of shares of Common Stock to be outstanding after the Offering. See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected statement of income and balance sheet data as of and for each of the years in the three-year period ended September 30, 1996 are derived from the Company's consolidated financial statements included elsewhere herein which have been audited by Arthur Andersen LLP, independent public accountants, and should be read in conjunction with such financial statements and the Notes thereto. The selected statement of income and balance sheet data as of and for the years ended September 30, 1992 and 1993 are derived from the Company's financial statements, audited by the Company's prior independent public accountants, not included herein. The selected statement of income and balance sheet data as of and for the nine-month periods ended June 30, 1996 and 1997 are derived from the Company's unaudited consolidated interim financial statements that are included elsewhere herein and should be read in conjunction with such financial statements. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for these periods. Results of operations for the nine months ended June 30, 1997 are not necessarily indicative of results to be expected for the year ending September 30, 1997. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Risk Factors" and the Consolidated Financial Statements and the Notes thereto, included elsewhere in this Prospectus.

                                                                                                                     NINE MONTHS
                                                                                                                        ENDED
                                                                      YEAR ENDED SEPTEMBER 30,                         JUNE 30,
                                                     -------------------------------------------------------     -------------------
                                                       1992        1993        1994        1995        1996        1996        1997
                                                     -------     -------     -------     -------     -------     -------     -------
                                                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
     Sales .....................................     $12,596     $13,697     $14,526     $46,339     $65,813     $47,624     $56,687
     Costs of goods sold .......................       7,432       8,068       8,541      33,116      47,141      34,116      39,069
                                                     -------     -------     -------     -------     -------     -------     -------
     Gross profit ..............................       5,164       5,629       5,985      13,223      18,672      13,508      17,618
     Operating expenses ........................       3,489       3,412       3,580       9,317      13,467       9,592      12,506
     Amortization of intangibles ...............         282         305         325         305         282         209         286
                                                     -------     -------     -------     -------     -------     -------     -------
     Operating income ..........................       1,393       1,912       2,080       3,601       4,923       3,707       4,826
     Interest expense ..........................         217         108          96         525         673         521         890
                                                     -------     -------     -------     -------     -------     -------     -------
     Income before income taxes ................       1,176       1,804       1,984       3,076       4,250       3,186       3,936
     Income taxes ..............................         439         681         781       1,194       1,645       1,197       1,560
                                                     -------     -------     -------     -------     -------     -------     -------
     Net income ................................     $   737     $ 1,123     $ 1,203     $ 1,882     $ 2,605     $ 1,989     $ 2,376
                                                     =======     =======     =======     =======     =======     =======     =======
     Net income per common and common
       equivalent share ........................

     Average number of shares used to
       compute net income per common
       and common equivalent share..............


                                                                               SEPTEMBER 30,                              JUNE 30,
                                                      ---------------------------------------------------------------     --------
                                                       1992         1993          1994          1995           1996         1997
                                                      ------       ------        ------        -------        -------     --------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
     Working capital ...........................      $4,689       $5,557        $6,091        $11,683        $14,789      $17,362
     Total assets ..............................       7,043        7,793         8,013         26,394         30,606       41,518
     Total debt ................................       1,525          883           642          7,723          8,310       12,921
     Stockholders' equity ......................       4,557        5,757         6,348         12,454         15,210       18,620

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         The following discussion should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and the notes thereto and the Consolidated Financial Data included elsewhere herein. Historical operating results are not necessarily indicative of the trends in operating results for any future period.

GENERAL

         The Company has experienced substantial growth in sales volume, gross profit and operating income since 1994. The Company's sales increased from $14.5 million in fiscal 1994 to $65.8 million in fiscal 1996. Over this same period, gross profit and operating income increased from $6.0 million and $2.1 million to $18.7 million and $4.9 million, respectively. The Company accomplished this growth by completing seven acquisitions between the beginning of fiscal 1994 and the end of fiscal 1996 and through internal development of the Company's operations during that period, including the operations of the companies which it acquired.

         The Company's gross margins have been significantly affected by changes in the percentage of its sales derived from the various specialty markets it serves as a result of acquisitions and differing rates of internal development. For example, in late 1994, the Company acquired two distributors of specialty builders' products, which more than doubled the Company's sales and added its second major specialty market. These acquisitions resulted in a substantial decrease in gross margins in the 1995 fiscal year compared to the 1994 fiscal year due to lower gross margins experienced in the specialty builders' products industry. In contrast, in the nine months ended June 30, 1997, gross margins rose to 31.1% from 28.4% over the same period in fiscal 1996, primarily as a result of the Company's acquisition of its telecommunications equipment operations, better product sourcing and concentration on higher-margin business. While the Company prefers acquisition candidates with higher gross margins, its primary focus is on operating margins both in selecting acquisition candidates and in conducting its business generally. Accordingly, the Company expects that its gross margins will continue to fluctuate as a result of acquisitions and other changes in the number and type of specialty markets in which it operates.

         Demand for products in each of the markets currently served by the Company is affected by different factors. The Company's specialty builders' products business is affected by general economic conditions, the level of new single and multi-family building activity, weather conditions, interest rates and the availability of credit, among other factors. While these factors are beyond the Company's control, management believes that the strength of the economy as a whole, particularly in the Sunbelt region where management has concentrated the internal development efforts of its specialty builders' products operations, should result in continuing growth in sales from these operations over the next 12 months. See "Risk Factors--Dependence on Construction Markets." Management believes that a majority of the Company's sales of specialty industrial products are made to the MRO market, including oil refineries, chemical plants, manufacturing plants, power generation facilities, waste water treatment plants and industrial equipment repair operations. Due to the Company's emphasis on the MRO markets, demand for the Company's specialty industrial products has been and is expected to be more stable than if sales were concentrated in the new construction markets. Ultimately, demand for the Company's specialty industrial products is affected by profitability of the end-users of the Company's products and, to some extent, by the state of the energy industry, the level of general economic activity and new requirements of governmental environmental and safety regulations. Demand for the Company's telecommunications products, almost all of which are related to the Lucent Technologies 5ESS central office switch, is affected by the needs of the telephone operating companies in maintaining and expanding their central office switching equipment and by Lucent's position and strategy in the central office switch industry.

         The Company's business is somewhat seasonal. The Company's first and second fiscal quarter operating results typically are adversely affected by winter construction cycles and weather patterns as the level of activity in new home construction markets decreases. The Company's first fiscal quarter operating results also are typically adversely affected by the holiday season due to the decreased level of business activity and decreased number of billing days during that quarter. Management closely monitors and controls variable operating expenses and inventory levels during seasonally affected periods to partially offset these factors. In addition, management believes that as the Company implements its operating strategy, including new-market acquisitions, the effects of seasonality on the Company's overall operating results should diminish.

         The following table sets forth, for the periods indicated, the percentage of sales represented by certain items in "Selected Consolidated Financial Data."

                                                                           NINE MONTHS
                                                                             ENDED
                                         YEAR ENDED SEPTEMBER 30,           JUNE 30,
                                        -------------------------       ----------------
                                        1994       1995      1996       1996        1997
                                        ----       ----      ----       ----        ----
     Sales...........................  100.0%     100.0%    100.0%     100.0%      100.0%
     Gross profit....................    41.2       28.5      28.4       28.4        31.1
     Operating expenses..............    24.6       20.1      20.5       20.1        22.1
     Amortization of intangibles.....     2.2        0.7       0.4        0.4         0.5
     Operating income................    14.3        7.8       7.5        7.8         8.5
     Interest expense................     0.7        1.1       1.0        1.1         1.6
     Income before income taxes......    13.7        6.6       6.5        6.7         6.9
     Income taxes....................     5.4        2.6       2.5        2.5         2.8
     Net income......................    8.3%       4.1%      4.0%       4.2%        4.2%

RESULTS OF OPERATIONS

         NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO NINE MONTHS ENDED JUNE 30, 1996. Sales increased by 19.0% to $56.7 million in the nine months ended June 30, 1997 from $47.6 million in the nine months ended June 30, 1996. Of such increase, $3.1 million (approximately 34%) resulted from sales of the Company's telecommunications equipment operations which were acquired effective as of October 1, 1996. The Company's specialty industrial products business posted a broad-based sales increase of 17.2% to $17.7 million from $15.1 million in the 1996 period. Unusually rainy weather in early 1997 delayed new home construction starts, limiting the sales growth of the specialty builders' products operations to 10.3%, or $35.9 million compared to $32.5 million in the 1996 period.

         Gross profit increased by $4.1 million to $17.6 million in the nine months ended June 30, 1997 from $13.5 million in the nine months ended June 30, 1996. Of such increase, $1.6 million represents the gross profit of the Company's telecommunications equipment operations and the balance resulted from internal development and fill-in acquisitions. As a percentage of sales, gross profit increased to 31.1% in the 1997 period from 28.4% in the 1996 period. Approximately one-half of the percentage increase was attributable to the Company's telecommunications operations which generate higher gross margins than the Company's other businesses. The gross margins of the specialty builders' products operations benefited in the 1997 period from better product sourcing and a planned shift of marketing emphasis of the post-tension operations to higher-margin residential builders and commercial construction contractors.

         Operating expenses increased by $2.9 million to $12.5 million in the nine months ended June 30, 1997 from $9.6 million in the 1996 period. As a percentage of sales, operating expenses increased to 22.1% in the nine month period ended June 30, 1997 from 20.1% of sales in the 1996 period, primarily reflecting the Company's investment in personnel and overhead required to support current and future growth.

         Amortization of intangibles increased by $77,404 to $285,919 in the nine months ended June 30, 1997 from $208,515 in the 1996 period, primarily due to amortization of intangible assets in connection with the acquisition of the Company's telecommunications equipment operations.

         Interest expense increased by $368,593 to $889,664 during the nine months ended June 30, 1997 from $521,071 in the 1996 period. The increase resulted primarily from debt incurred in connection with the acquisition of the telecommunications equipment operations and indebtedness incurred to finance working capital expansion and equipment additions for the specialty builders' products operations.

         Income taxes increased by $363,072 to $1.6 million in the nine months ended June 30, 1997 from $1.2 million in the 1996 period. As a percentage of pre-tax income, income taxes increased to 39.6% during the 1997 period from 37.6%, primarily as a result of higher state income tax rates on operations in California.

         YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995. Sales increased by 42.0% to $65.8 million in fiscal 1996 from $46.3 million in fiscal 1995. This increase was primarily due to internal growth (including the development of businesses acquired in fiscal 1995), the inclusion of a full year's sales of those businesses acquired in fiscal 1995, and sales from new operations acquired or opened during fiscal 1996.

         Gross profit increased by $5.4 million to $18.7 million in fiscal 1996 from $13.2 million in fiscal 1995 primarily as a result of increased sales. As a percentage of sales, gross profit remained relatively stable at 28.4% in fiscal 1996 compared to 28.5% in fiscal 1995.

         Operating expenses increased by $4.2 million to $13.5 million in fiscal 1996 from $9.3 million in fiscal 1995. As a percentage of sales, operating expenses increased to 20.5% in fiscal 1996 from 20.1% of sales in fiscal 1995, primarily to support expansion by the specialty builders' products operations, including new branch openings and the establishment of a specialty hardware master distributor operation.

         Amortization of intangibles decreased by $23,183 to $281,692 in fiscal 1996 from $304,875 in fiscal 1995.

         Interest expense increased by $147,946 to $673,007 in fiscal 1996 from $525,061 in fiscal 1995. The increase resulted primarily from the inclusion of a full year's interest expense related to businesses acquired in fiscal 1995 and additional borrowings to finance working capital needs resulting from increased sales. The increase in interest expense was partially offset by an increase of $73,239 in interest income on funds held by Travis to $116,314 in fiscal 1996 from $43,075 in fiscal 1995.

         Income taxes as a percentage of pre-tax income remained relatively constant at 38.7% during fiscal 1996 compared to 38.8% in fiscal 1995.

         YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO YEAR ENDED SEPTEMBER 30, 1994. Sales increased by 219% to $46.3 million in fiscal 1995 from $14.5 million in fiscal 1994, primarily due to the acquisition of the Company's specialty builders' products operations.

         Gross profit increased by $7.2 million to $13.2 million in fiscal 1995 from $6.0 million in fiscal 1994. Of such increase, $6.4 million resulted from operations acquired in fiscal 1995 while existing operations contributed $791,780. As a percentage of sales, gross profit declined to 28.5% in fiscal 1995 from 41.2% in fiscal 1994. The decline in gross profit as a percentage of sales was due primarily to the lower gross profit margins of the specialty builders' products operations acquired in fiscal 1995.

         Operating expenses increased by $5.7 million to $9.3 million in fiscal 1995 from $3.6 million in fiscal 1994. Of such increase, $5.4 million resulted from operations acquired in fiscal 1995 and $359,762 resulted from the growth of existing operations. As a percentage of sales, operating expenses decreased to 20.1% of sales in fiscal 1995 from 24.6% of sales in fiscal 1994, reflecting the lower overhead percentage of the specialty builders' products operations acquired during fiscal 1995.

         Amortization of intangibles decreased by $20,593 to $304,875 in fiscal 1995 from $325,468 in fiscal 1994. Amortization resulting from operations acquired during fiscal 1995 aggregated $159,471 while amortization relating to existing operations decreased by $180,064 to $145,404 from $325,468. This reduction resulted from expiration of an eight-year amortization period assigned to a customer list.

         Interest expense increased by $429,170 to $525,061 in fiscal 1995 from $95,891 in fiscal 1994. The increase resulted from debt incurred in connection with acquisition of businesses acquired during fiscal 1995, which was partially offset by $43,075 of interest income on funds held by Travis during fiscal 1995.

         Income taxes increased by $412,298 to $1.2 million in fiscal 1995 from $781,500 in fiscal 1994. As a percentage of pre-tax income, income taxes decreased by .6% to 38.8% in fiscal 1995 from 39.4% in fiscal 1994. Such decrease is attributable to the settlement of an Internal Revenue Service audit related to prior years' intangible asset amortization recorded in fiscal 1994, partially offset by an increase in non-deductible intangible assets acquired in connection with acquisitions made in fiscal 1995.

EFFECTS OF INFLATION

         The Company does not believe that inflation has had a material impact on results of operations for the periods presented. Substantial increases in costs, however, could have an impact on the Company. The Company believes that, to the extent inflation affects its costs in the future, it can generally offset inflation by increasing prices if competitive conditions permit.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary needs for capital resources are to finance acquisitions, inventories, accounts receivable and, to a lesser extent, capital expenditures. Borrowings for working capital typically increase during periods of sales expansion when higher levels of inventory and receivables are needed and decrease as inventories and receivables are converted to cash and are used to pay down debt. Subsidiaries of the Company had $12.0 million of long-term debt, less current maturities, outstanding at June 30, 1997, consisting of the borrowings described below. See Note 2 to the Consolidated Financial Statements of the Company for a discussion of borrowings as of September 30, 1996. Consistent with the Company's diversified and decentralized operating strategy, all subsidiary debt obligations are separate with no cross-collateralization, with the exception of the Company's guarantee of certain New West and MERSCO obligations. See "Use of Proceeds."

         CREDIT AGREEMENTS: Subsidiaries of the Company are parties to individual credit agreements with the same bank. As of June 30, 1997, such credit facilities: (i) permitted revolving borrowings up to an aggregate of $12.5 million, of which an aggregate of $11.6 million was available based on the subsidiaries borrowing base formulas and $7.9 million was outstanding; (ii) included term loans with an aggregate of $2.4 million outstanding that are repayable in quarterly installments aggregating $158,495, plus an annual cash flow recapture provision of the New West loan; and (iii) included a facility of up to $250,000 to partially finance the purchase of equipment and vehicles with an outstanding balance of $122,655. Borrowings under these credit facilities are secured by the equipment, inventory and accounts receivable of the respective subsidiaries. Borrowings outstanding under these agreements will be retired from the proceeds of the Offering.

         SUBORDINATED DEBT: As of June 30, 1997, subsidiaries of the Company had an aggregate of $2.2 million of subordinated debt outstanding, consisting of $933,928 of unsecured debt payable in quarterly installments to sellers of businesses acquired by the Company and $1.3 million payable in equal monthly installments to an institutional lender, secured by a second lien on substantially all the assets of New West. The holder of New West's subordinated debt holds warrants to purchase _________ shares of the Company's Common Stock at $________ per share, which may be exercised through an offset of part or all of the outstanding balance of the debt.

         OTHER DEBT: As of June 30, 1997, subsidiaries of the Company also had $356,978 of indebtedness outstanding to capital lessors in connection with capital lease obligations and to financial institutions for various equipment purchases. These obligations generally are collateralized by certain assets of the subsidiaries.

         Under the terms of the respective credit agreements, the Company's subsidiaries are subject to various restrictive covenants regarding, among other things, maintenance of working capital, net worth and other financial ratios, incurrence of additional indebtedness, payment of management fees to the Company and consummation of mergers and acquisitions. The respective financial ratios may, under certain circumstances, have the effect of restricting or prohibiting the declaration and payment of dividends by a subsidiary or the Company.

         Net cash generated from (used in) operating activities was ($152,408), $2.5 million and ($667,848) for fiscal years 1995 and 1996 and the nine months ended June 30, 1997, respectively. Cash required to finance increased accounts receivable and inventories, net of accounts payable increases, aggregated $2.2 million, $1.9 million and $3.7 million for fiscal years 1995 and 1996 and the nine months ended June 30, 1997, respectively. Changes in other non-cash working capital accounts, other than deferred tax assets and the current portion of long-term debt, provided (used) cash of ($317,507) in fiscal 1995, $1.3 million in fiscal 1996 and $53,569 in the nine months ended June 30, 1997. Capital expenditures were $660,679, $788,472 and $1.1 million for fiscal years 1995 and 1996 and the nine months ended June 30, 1997, respectively. Five acquisitions were made in fiscal 1995 requiring cash of $8.2 million, two acquisitions were made in fiscal 1996 requiring cash of less than $200,000 and three acquisitions were made in the nine-months ended June 30, 1997 requiring cash of $4.2 million.

         Management believes that funds generated from operations, funds available under future credit facilities and the net proceeds of the Offering will be sufficient to meet the needs of the Company's current operations for at least the next 12 months.

                                    BUSINESS
GENERAL

         The Company is a diversified wholesale distributor of specialty products and provider of related value-added services. From 13 operating locations in five states in the southern and western United States, the Company distributes post-tension cable products, household fixture products, specialty industrial products and telecommunications equipment. In addition, the Company provides value-added services in connection with such products, including engineering and design assistance, just-in-time delivery, fabrication, warranty repair, installation and other technical assistance. During fiscal 1996, the Company sold its products to over 8,600 customers located primarily in the United States and, to a lesser extent, Canada, Mexico and other countries. The Company has three principal categories of customers: (i) residential builders and commercial construction contractors, (ii) distributors of industrial products and (iii) operators of central office telephone systems.

         The Company's objective is to become a leading diversified wholesale distributor of specialty products and related value-added services in the United States. In pursuing this objective, the Company endeavors to achieve significant product, customer, vendor and geographic diversity by establishing operations in a limited number of distinct niche markets and to increase the sales and net income of those operations through further market penetration and the addition of locations and products sold within such markets. The Company focuses on markets where the demand for specialized products or value-added services offers opportunities to obtain higher margins than those typically attainable in markets for more standard, high-volume merchandise and where opportunities exist for consolidation. The Company implements its strategy through new market acquisitions that add new product groups, vendors and customers to the Company's base, through fill-in acquisitions that establish new locations or complementary product lines for its existing business and through internal development efforts to increase penetration of the markets in which it operates. The Company maintains a decentralized management structure that provides the managers of its operating subsidiaries with discretion in conducting their respective operations while affording them the benefits of the Company's executive management expertise. The Company leverages the expertise of its executive and operating managers to achieve commonalities among its operating subsidiaries that result in management efficiencies and cost savings.

INDUSTRY OVERVIEW

         The Company operates in the distribution industry. Wholesale distribution is one of the largest and most fragmented industries in the United States. According to the U.S. Department of Commerce, aggregate sales of distributors based in the United States in 1996 exceeded $2.5 trillion. The Company believes that distributors generally add value to the supply chain for products by reducing the cost of doing business for both their suppliers and customers. Distributors may reduce the cost of their suppliers' operations by placing large orders at regular intervals, which allows suppliers to plan production more efficiently, by maintaining and financing inventories, and by providing transportation, logistics, sales and marketing and customer support services which these suppliers would otherwise be required to provide. Similarly, customers receive inventory, logistics and technical support services from distributors. These services may reduce operating costs of those customers as a result of their ability to maintain lower levels of inventory, purchase from a reduced number of suppliers and receive technical assistance and product support.

         The distribution industry has experienced significant changes in recent years. Capitalizing on the industry's fragmentation, some larger distributors grew considerably during the past decade through acquisitions to achieve economies of scale and other advantages gained from higher sales volumes, wider geographic range, added purchasing power and more sophisticated computer systems. This consolidation trend has been accelerated by certain distribution customers that have sought to reduce the total cost of their purchasing activities by placing larger orders with fewer distributors or integrated suppliers, by outsourcing their purchasing function to inventory management firms or by investing in technology designed to maximize opportunities for savings. At the same time, certain industries have developed effective alternatives to wholesale distribution for the distribution of products, such as catalogs, mass merchants and other retailers, and placing orders directly with manufacturers through electronic commerce, including the Internet. The Company believes these trends have been strongest in larger markets and markets for high volume, low margin, commodity-type products, and have resulted in consolidation and integrated supply alliances among distributors as they position themselves to better serve their larger customers.

         The Company differs from many other distributors in that it operates exclusively in specialty markets. The specialty markets sought by the Company are defined by a number of characteristics that distinguish them from larger markets and markets for commodity-type products. Although not all specialty markets exhibit all of these characteristics, generally they include: (i) a small to medium total market size, (ii) above-average margins and returns on assets due to the nature of the products or unique value-added services offered,
(iii) a limited number of competitors and the absence of a dominant, national competitor, and (iv) a high degree of fragmentation at the distributor, supplier and customer levels. The Company believes specialty markets are less capable of being served by alternatives to wholesale distribution and offer greater opportunities than commodity-type markets to gain substantial market shares in the niches the Company serves.

STRATEGY

         The Company's objective is to become a leading diversified wholesale distributor of specialty products and provider of related value-added services in the United States. To achieve this objective, the Company's strategy includes the following:

         FOCUS ON DIVERSIFIED, SPECIALTY MARKETS. The Company focuses on operating in specialty markets where it believes it can capitalize on its competitive advantages relative to the smaller, local or regional distributors who have traditionally served such markets. The Company believes that specialty markets permit broader product, customer, vendor and geographic diversification because initial entry into a number of such markets and subsequent geographic expansion within those markets requires substantially less capital than is required to penetrate larger markets. The markets targeted by the Company also involve products requiring technical support or other value-added services which the Company believes makes them less suitable for catalog, retail, electronic commerce or other alternatives to traditional wholesale distribution. The Company currently operates in three different markets and expects to enter other distinct specialty markets over the next several years. By operating in a number of different specialty markets, the Company believes it can more effectively manage economic fluctuations than other distributors that may have a broad geographic range and a large number of customers, but lack the Company's product, customer and vendor diversity.

         EMPHASIS ON VALUE-ADDED SERVICES. The Company seeks to provide superior service to its customers by maintaining a broad inventory and providing value-added services such as just-in-time delivery, technical assistance and fabrication to customer specifications. The Company believes that the depth and breadth of its inventory, combined with its just-in-time delivery services, enable it to maintain its pricing structure, especially under circumstances where product unavailability might result in shut-downs, delays or interruptions in its customers' operations. The Company also offers a variety of other value-added services in connection with its distribution activities, including packaging, delivery, installation and warranty repair services for household fixture products; design, engineering and in-field assistance for post-tension cable systems; and fabrication of gaskets and other industrial rubber products, industrial glass, plastics and mirrored by-pass doors. By providing such services, the Company is typically able to generate above-average margins without significant capital costs and to attract a more loyal and diverse group of customers than would otherwise be possible.

         EXPANSION THROUGH INTERNAL DEVELOPMENT. While the Company continually searches for opportunities to expand existing operations through fill-in acquisitions (see "--Acquisitions"), it balances its acquisition efforts with internal development efforts. The Company's internal development goals are to increase penetration of its existing geographic markets by adding new products for sale to existing customers and to intensify efforts to sell to new customers in those markets. The Company also pursues internal development by expanding into new geographic markets through the addition of new production locations, warehouses or sales offices in territories contiguous to existing operations. For example, the Company recently established a sales office for its commercial post-tension cable products and services in Orlando, Florida and will open a showroom for its household fixture products and services in Austin, Texas in the near future. The Company believes that its operating subsidiaries may expand internally at a faster pace than most of their respective competitors because the Company can provide its subsidiaries with the capital resources and corporate-level services that such competitors often lack.

         DECENTRALIZED, COMMON OPERATING APPROACH. The Company maintains a decentralized operating structure that provides the managers of its subsidiaries with discretion in conducting their respective operations while affording them the benefits of the Company's executive management expertise. The Company's executive management team performs all corporate-level executive functions of the Company, including identifying acquisition targets, negotiating the terms of acquisitions and related credit facilities and providing centralized administrative services, such as finance and insurance purchasing. This structure allows the Company to spread the costs associated with administrative services and other corporate-level functions while allowing its operating managers the flexibility to maintain their focus on their respective businesses, personally develop relationships with key customers and pursue opportunities in their markets. In addition, although the Company operates in distinct markets, it benefits from the efficiencies that can be achieved through a common but flexible approach to several important operational elements of wholesale distribution. The Company has implemented and refined common sales techniques that include a combination of inside and outside sales forces, telemarketing, direct mail programs and electronic catalogs. Each of the Company's subsidiaries also has a computer operating system which provides inventory and warehousing management, financial management reports, accounts payable and receivable functions and computer-based ordering and purchasing capabilities tailored for the individual requirements of the subsidiary. The Company believes that its decentralized, common operating approach can be successfully applied to most of the companies it may seek to acquire, even though they may be at various stages of operational development.

ACQUISITIONS

         The Company has relied on both new market and fill-in acquisitions in connection with its efforts to become a leading diversified wholesale distributor of specialty products and related value-added services. The Company believes that acquisitions are often the most cost-effective means to enter new specialty markets or to expand geographically within existing markets. To date, the Company has established operations in three different specialty markets, and intends to add operations in other new markets over the next several years. In analyzing possible new market acquisitions, the Company considers candidates that, like its previous new market acquisitions, exhibit some or all of the following characteristics: (i) dominant local or regional competitor in a specialty market, (ii) fragmented market with attractive opportunities for consolidation, (iii) identifiable value-added services, (iv) high margins, (v) above average return on assets and (vi) healthy earnings as a percentage of sales. In addition, the Company generally requires that new market acquisition candidates have experienced and dedicated managers willing to leverage the business planning, operational experience, acquisition expertise, access to capital and other advantages offered by the Company to obtain a substantial share of the national market for their products and services.

         After establishing operations in a new market, the Company seeks to supplement its internal expansion within the market through fill-in acquisitions. The Company believes that fill-in acquisitions can increase the Company's sales without a proportionate increase in administrative costs. Since 1994, the Company has completed eight fill-in acquisitions and continually searches for opportunities to add complementary product lines and extend its reach into new territories utilizing fill-in acquisitions. In pursuing these acquisitions, the Company typically considers smaller competitors that operate in geographic areas contiguous to those in which the Company operates or that distribute products within its existing territories that are related to the Company's existing product lines and may be marketed effectively to its existing customers.

         The Company's general practice in connection with acquiring a new business is to retain the services of its chief operating managers in order to capitalize on their valuable understanding of the local or regional market and their relationships with important customers. The Company's executive officers and new operating managers jointly formulate business plans on an annual basis to target areas for operational improvement. These plans identify opportunities for growth and for implementing the Company's commonalities with respect to corporate-level functions, marketing and MIS. In addition, in order to align the interests of the Company's operating managers with those of the Company's stockholders, a significant portion of the managers' compensation is based on the performance of their respective businesses. Management believes that this partnership approach, together with its access to capital and decentralized management structure, will continue to attract qualified acquisition candidates to the Company.

         The following table summarizes the new market and fill-in acquisitions completed by the Company since 1994:

     Acquisition                   Date          Type               Location             Products
     -----------                   ----          ----               --------             --------
     MERSCO                        10/94         Fill-in            Johnson City,        Specialty industrial
                                                                    Tennessee            products

     De-Ro(1)                      12/94         New Market         Houston, Texas       Household
                                                                                         fixtures

     Suncoast(1)                   12/94         New Market         Houston, Texas       Post-tension
                                                                                         cable systems

     Cable Systems, Inc.(2)        02/95         Fill-in            Austin, Texas        Post-tension
                                                                                         cable systems

     Ameraflex Plastics(3)         03/95         Fill-in            Houston, Texas       Fabricated plastic
                                                                                         products

     The Rebar Shop(2)             02/96         Fill-in            Austin, Texas        Reinforcing steel
                                                                                         bar and accessories

     Pine Top Mine Supply(4)       06/96         Fill-in            Pine Top,            Specialty industrial
                                                                    Kentucky             products

     New West                      10/96         New Market         San Luis Obispo,     Refurbished
                                                                    California           telecommunications
                                                                                         equipment

     MD Steel(2)                   05/97         Fill-in            Ontario,             Post-tension
                                                                    California           cable systems

     Fabrication Plus(4)           06/97         Fill-in            Hazard,              Specialty industrial
                                                                    Kentucky             products

     Valley Seals(4)               10/97         Fill-in            Johnson City,        Specialty industrial
                                                                    Tennessee            products

------------
(1) Although the Company acquired De-Ro and Suncoast in separate transactions, the Company treats such acquisitions as one new market acquisition because De-Ro and Suncoast both serve the specialty builders' products market.

(2) Purchased by DRS.

(3) Purchased by APG.

(4) Purchased by MERSCO.

         The Company believes that there are many attractive acquisition candidates in the wholesale distribution industry because of the highly fragmented nature of specialty markets, industry participants' need for capital and their owners' desire for liquidity. The Company believes that the proceeds of the Offering, together with the availability of publicly traded stock following the Offering, will enable it to pursue its acquisition program; however, there can be no assurance that suitable candidates can be found or that the Company will have the necessary resources to complete desirable acquisitions. See "Risk Factors--No Assurance of Future Growth Through Acquisitions."

PRODUCTS AND SERVICES

         The Company's products and services fall into three general categories:
(i) specialty builders' products and services, (ii) specialty industrial products and services and (iii) telecommunications equipment. The following table sets forth the approximate percentage of the Company's sales attributable to these categories for each of its last three fiscal years and for the nine-month period ended June 30, 1997.

   Products and Services                                                     Percentage of Sales
   ---------------------                                      -------------------------------------------------
                                                              Year Ended September 30,        Nine Months Ended
                                                              -------------------------       -----------------
                                                              1994      1995       1996          June 30, 1997
                                                              ----      ----       ----       -----------------
   Specialty Builders' Products.............................      -       58%        68%               63%
   Specialty Industrial Products............................   100%       42%        32%               31%
   Telecommunications Equipment.............................      -         -          -                6%
                                                              -----     -----      -----            ------
                                                               100%      100%       100%              100%
                                                              =====     =====      =====            ======

------------

         SPECIALTY BUILDERS' PRODUCTS AND SERVICES. The specialty builders' products distributed by the Company are primarily comprised of (i) post-tension cable products and (ii) household fixture products.

         POST-TENSION CABLE PRODUCTS AND SERVICES. The Company's post-tension cable business serves the single-family residential markets around its distribution facilities in Houston, San Antonio and Austin, Texas, Ontario, California and Phoenix, Arizona, as well as the commercial markets throughout the continental United States and in several foreign countries. The Company generally does not compete for infrastructure construction projects (roads, bridges and tunnels). The Company is the dominant post-tension cable company serving the single-family residential construction market in Houston. In addition, based on the volume of its steel cable purchases, the Company believes it is one of the largest distributors of post-tension cable to the residential and commercial construction markets (other than infrastructure projects) in the United States. The Houston location is the main production and engineering facility, housing two unbonded post-tension cable extruders, two cable cutting lines and an engineering staff of 13. Each of the Company's other operating locations, except the Phoenix location, has one cutting line.

         The products distributed by the Company's post-tension cable business are comprised primarily of unbonded post-tension cable tendons, reinforced steel bar (rebar) and related anchors, and other accessories. Unbonded post-tension cable is used by the Company's customers in connection with the post-tension compression of pre-stressed concrete, particularly in connection with slab-on-grade foundations and commercial concrete structures. The basic function of pre-stressing concrete is to eliminate or greatly reduce the tensile stresses to which crucial areas of concrete structures are subjected. This objective is accomplished by stretching high-strength steel cable to induce compressive stresses in concrete. Compressive stresses are induced in pre-stressed concrete by either pre-tensioning or post-tensioning the steel cable. In post-tensioning, the concrete is cast around, but not in contact with, unstretched steel cable. The steel cable is stretched after the concrete has hardened by anchoring one end against the concrete and using hydraulic jacks to pull the other. After stretching, the second end also is anchored. The concrete in between the anchors is consequently highly compressed. The strengthening effect of compression in concrete acts like the horizontal squeeze that is applied to a row of books. From each end, compressive stresses are applied throughout the entire row; although the center volumes are unsupported, the books can be lifted and carried horizontally.

         Applying the post-tension cable system to slab-on-grade foundations provides a floating slab less likely to crack in areas where soils are composed primarily of clay or other sediments and are prone to shifting. In residential slabs, the post-tension system allows use of less concrete than conventional rebar foundations, typically resulting in savings to the builder of 10% to 15%. The Company estimates that approximately 90% of the new residential construction recently completed or commenced in the Houston area involved post-tension slab-on-grade foundations. Use in other markets varies, but the Company believes that the market for post-tension slab-on-grade foundations is growing at the rate of 15% to 20% per year in some markets where a significant amount of new housing development is in areas with unstable soils or the benefits of post-tension cable systems otherwise have been recognized. In commercial applications, pre-stressing of concrete can reduce limitations on the spans and loads for many concrete structures, resulting in more economical designs. The Company's commercial projects include parking garages, casinos, hotels, condominium developments, apartment buildings, office towers and other concrete buildings where the architectural plans call for large, open, covered spaces where post-tension cable engineering is best applied.

         The Company is invited by commercial construction contractors to bid on projects as a subcontractor and receives orders from residential and wholesale customers by telephone and facsimile. Once an order is received, the Company cuts the required lengths of cable at one of its locations and ships the order for delivery to the job site. The Company uses its own fleet of trucks to deliver its post-tension cable products to sites nearby its locations and uses trucking services, freight trains or ships for post-tension cable deliveries to other sites. The Company offers design, engineering and in-field assistance in connection with most of its orders, and the Company believes that these value-added services attract a significant number of its post-tension cable product customers.

         Since acquiring the post-tension cable business in December 1994, the Company has concentrated on decreasing reliance on the Texas single-family market by expanding the geographic reach of its single-family residential component throughout the southwestern United States and intensifying its marketing to commercial construction contractors operating nationwide and overseas. The Company has completed three fill-in acquisitions that established its post-tension cable and rebar businesses in Austin, Texas and Ontario, California, and opened its Phoenix location in August 1996. The Company has seen growing demand for residential post-tension cable systems in each of these metropolitan areas. In addition, the Company was the successful bidder recently for four projects in Peru and one in Uruguay, and expects to continue to explore opportunities in the rest of South America through a joint marketing arrangement with one of its suppliers. In April 1997, the Company opened a sales office in Orlando, Florida to begin marketing its commercial products and services in central and southern Florida.

         HOUSEHOLD FIXTURE PRODUCTS AND SERVICES. The Company currently offers a wide range of household fixture products including locksets, door and cabinet hardware, functional hardware, decorative bath accessories, storage and closet systems, high-end plumbing fixtures, front doors and mirrored by-pass doors. The Company's primary household fixture product is door hardware (including handles and locksets). The Company offers a wide variety of brand-name locksets, including Kwikset(R), Harloc(R), Schlage(R), Baldwin(R) and Weiser,(R) as well as well-known brands of other household fixtures.

         From three warehouse locations in Houston, Dallas and San Antonio, Texas, the Company distributes household fixture products primarily to production and custom builders serving the new single-family residential markets in Texas and the new multi-family market (including apartments, assisted living centers, retirement homes and motels) throughout the United States. The markets served by the Company are distinct from the repair and remodel market for household fixtures, where the customer base is generally composed of professional contractors and homeowners. The Company also acts as a wholesale distributor of some of its household fixture products to hardware stores, lumber yards and other retail outlets, primarily in Texas.

         The Company maintains a broad selection of household fixture inventory so that it may provide a correctly assembled package of products, properly keyed, just-in-time for installation at the customer's jobsite. The Company operates a fleet of trucks and vans in order to provide superior delivery service in and around its warehouses or ships the package by one- or two-day courier services to more remote locations. In addition to ordering by telephone or facsimile, household fixture customers may visit the Company's showrooms in Houston, Dallas, San Antonio and Austin. These facilities attract designers and builders who prefer the personalized service provided by the Company's showroom salespeople or whose home-buyers want to personally select the household fixture products that will be installed in their homes. The Company also provides installation and warranty repair services for certain products and offers assistance to builders and home-buyers in selecting appropriate products by reviewing architectural plans.

         Since acquiring the household fixture products business in December 1994, the Company has focused on improving and internally expanding its operations. The Company recently opened a custom showroom in Austin, Texas and expanded its household fixture product offerings by adding an array of front doors and high-end plumbing fixtures such as bathtubs and sinks. In early 1996, the Company established the Express Lock(R) division of its household fixtures business, which distributes locksets to other distributors in Texas, Oklahoma and New Mexico. The Company plans to add other products to Express Lock(R)'s wholesale distributor line over the next few years as opportunities arise.

         SPECIALTY INDUSTRIAL PRODUCTS AND SERVICES. The Company distributes a large variety of specialty industrial products, primarily industrial sealing and hose products and related items, such as gaskets, compression packing, o-rings, gasketing material, rubber hose and its APG(R) brand-name cam and groove hose couplings. These industrial sealing and hose products, which are used principally by process industries that use fluids in formulating their products, accounted for approximately 88% of the Company's sales of specialty industrial products in fiscal 1996.

The Company also sells industrial glass manufactured by Corning(R), Schott(R) and others. These products are used in various industrial processes requiring observation points. In fiscal 1996, sales of all types of industrial glass accounted for approximately 6% of the Company's specialty industrial products sales. In addition, the Company distributes plastic lenses for sandblasting helmets, plastic safety visors, plastic display arrangements and other fabricated plastic products. Approximately 6% of the Company's specialty industrial product sales in fiscal 1996 were attributable to sales of these products.

         The Company's specialty industrial products business is based in Houston, Texas, where it acts as a master distributor of most products and serves customers nationwide, and in Johnson City, Tennessee, where it generally sells products directly to OEMs and the MRO market in eastern Tennessee, eastern Kentucky, southwestern Virginia and western North Carolina. Customers purchasing the Company's specialty industrial products may do so from catalogs by telephone or facsimile, through the Company's computerized order system or in person. The Company promptly fabricates or otherwise prepares the products to the customers' specifications and generally ships them to their destination through one- or two-day courier service. The Company's value-added services include custom gasket cutting (utilizing a die library of over 10,000 dies); gasket material cutting, stripping and fabrication; hose fabrication; o-ring vulcanization; glass cutting, grinding and drilling; and plastics fabrication.

         In early 1997, the Company added a new plastics press to its Houston location which significantly increases production capacity. During fiscal 1996, the Company completed a fill-in acquisition which added its Pine Top, Kentucky facility serving primarily the mining industry in eastern Kentucky. This facility moved to Hazard, Kentucky in the summer of 1997 and was supplemented with a complementary product line purchased from a local company. The Company also recently completed the purchase of another complementary line of products for its Johnson City, Tennessee location. The Company's sales of industrial products to customers in Canada and Mexico has been growing slowly over the past few years, and the Company is increasing its marketing efforts in those countries.

         TELECOMMUNICATIONS EQUIPMENT. The Company distributes telecommunications equipment from one warehouse location in San Luis Obispo, California. This equipment consists primarily of surplus and refurbished plug-in circuit boards (PICs) for the Lucent Technologies 5ESS telecommunications central office switch. Central office switches perform routing and switching tasks for operators of large telephone systems, such as the regional Bell telephone companies, cellular telephone companies, government agencies, universities and large corporations. Each PIC is designed to control a different function performed by the switch, such as line boards that control routing to a number of different telephone lines and memory boards that control voice mail systems. The switch's modular design extends its useful life because owners may expand its capabilities easily by adding or replacing PICs and other components, which are upgraded continuously by Lucent.

         The Company obtains surplus and refurbished telecommunications equipment directly from Lucent and other sources, and is able to offer the equipment to its customers at significant cost savings over new components. The products obtained from Lucent have been tested by Lucent and are accompanied by a manufacturer's warranty. While the Company distributes almost all of the PICs for the Lucent 5ESS switch, the PICs represent a small percentage of the switch's components. Almost all of the Company's sales of telecommunications equipment are attributable to PICs for the Lucent 5ESS switch.

         The Company maintains a broad inventory of its telecommunications equipment products at its warehouse and continually monitors available resources to determine quantities and prices of other equipment in the market. The Company's customers may order telecommunications equipment by telephone or facsimile. The Company then fills the order from its inventory stock or by purchasing from other sources and has the equipment delivered to the customer by one- or two-day delivery service. The Company does not perform any refurbishing or warranty repair services in connection with its telecommunications equipment business.

         The Company plans to increase the number of salespeople marketing its telecommunications equipment in order to reach a broader range of potential customers, including large corporations, cellular phone companies, cable companies and government agencies. The Company also plans to expand its telecommunications equipment product range by offering other replacement parts for the Lucent 5ESS switch and surplus and refurbished components for the Nortel central office switch (one of the principal alternatives to the Lucent 5ESS switch).

COMPETITION

         The markets in which the Company competes are highly fragmented, consisting of many regional and local suppliers of the types of products distributed by the Company. The Company is not aware, however, of any other company that competes in all of its markets, and believes that the diversity of its operations shelters it from many of the effects of industry-specific cycles and general business cycles that impact its competitors.

         The Company believes that the principal competitive factors in the specialty wholesale distribution markets in which it competes are product quality and selection, reliable immediate or next-day delivery, technical value-added services, product pricing and customer relationships. The Company's strategy includes elements that, in its view, position the Company to compete effectively on these bases. See "--Strategy." Although there are a large number of distributors of the products offered by the Company, based on industry reports and its own experience, the Company believes that many of them carry fewer products, operate in a more local area (often from a single location) and have significantly lower sales than the Company. Nevertheless, the Company encounters competition in each of its markets from larger companies with greater resources and smaller companies with lower overhead.

CUSTOMERS

         During fiscal 1996, the Company sold its products to over 8,600 customers located throughout the United States and, to a lesser extent, Canada, Mexico and other countries. The Company has three principal categories of customers: (i) residential builders and commercial construction contractors,
(ii) intermediate distributors of industrial products and (iii) operators of central office telephone systems. In fiscal 1996, the Company's top ten customers accounted for approximately 17% of the Company's overall sales, and no customer accounted for more than 3% of the Company's overall sales.

         The majority of the Company's sales of specialty builders' products during fiscal 1996 were attributable to sales to single-family residential builders in Texas; however, the Company anticipates more sales outside of Texas as marketing efforts are focused on commercial construction contractors, international customers and the customers accessible from recently added and planned locations. None of the Company's specialty builders' products customers was responsible for more than 4% of the Company's sales of specialty builders' products during fiscal 1996, nor more than 3% of the Company's overall sales for such period. In fiscal 1996, the Company distributed its specialty industrial products to more than 7,200 geographically diverse customers, none of which accounted for more than 2% of sales of such products, nor more than 1% of the Company's overall sales. The Company's telecommunications equipment is distributed to approximately 15 different customers, primarily the regional Bell telephone companies.

VENDORS

         The Company endeavors to maintain broad inventories of all of its important products so that it may promptly fill and deliver customer orders. In fiscal 1996, the Company placed aggregate orders exceeding $40.5 million with 575 different vendors. In general, the Company enters into short-term arrangements with vendors, ranging from three months to a year, which set prices and provide for shipping terms. In fiscal 1996, approximately 84% of the Company's product costs were attributable to purchases from vendors in the United States, with the balance attributable to purchases of foreign products, including products manufactured in Venezuela, South Africa, Mexico, Taiwan, China, Slovakia and Italy. While foreign sources may enable the Company to source certain products at lower prices than those generally prevailing in the U.S. market, the longer lead times for production and shipment by foreign suppliers usually require the Company to carry a higher volume of inventory than it otherwise might. In addition, while the Company avoids currency exchange risks by purchasing in dollars, it is subject to political and other risks associated with foreign purchasing.

         In general, the Company believes that it has good relationships with its vendors and, to date, has not experienced significant difficulty in obtaining products in sufficient quantities. However, the Company purchases substantially all of its telecommunications equipment from Lucent Technologies. Although the Company has no reason to believe that its relationship with Lucent will change materially in the near future, the Company has no control over Lucent's prices or sales by Lucent to the Company's competitors. Similarly, the Company acquires all of its APG(R) brand-name cam and groove couplings and related products from a manufacturer in Taiwan. Sales of these products generated approximately 5.0% of the Company's sales in fiscal 1996. While the Company believes that alternative sources for its APG(R) brand-name cam and groove couplings exist, there can be no assurance that it could purchase couplings with the same quality and special features as those currently available. In addition, the Company believes it is one of the largest purchasers of raw steel cable for use in post-tension cable systems in the United States. The Company has not experienced interruptions in the supply of such steel cable in the past; however, there are a limited number of companies that can supply the Company with steel cable in the volumes it requires. Any interruption in the supply of any of these and certain other products could negatively affect the Company's operating results.

SALES AND MARKETING

         The Company markets its products primarily through an experienced sales force consisting on June 30, 1997 of approximately 33 field-based salespersons and 30 inside salespersons, some of whom receive commissions or bonuses based on sales or profits. The field-based sales force calls regularly on construction, secondary distributor, industrial and corporate customers with the objective of building strong sales relationships and ensuring that customers' technical and product needs are satisfied. Inside salespersons handle telephone inquiries, including responding to technical questions, and perform other tasks such as order entry, expediting, invoicing and promotion of tools and accessories related to products that have been ordered by customers. The Company's salespersons receive regular training to develop their knowledge of the Company's products and technical capabilities and to refine their customer skills.

         The Company supplements the efforts of its sales force through joint marketing initiatives with suppliers, participation in industry trade shows and conferences, direct mail programs, telemarketing and advertising in industry publications. In addition, the Company promotes sales to existing customers through paper and electronic catalogs, as well as through specific product literature and newsletters. The Company updates all of its marketing materials as necessary to keep customers informed of new and discontinued products. In addition, the Company has recently created Internet home pages for two of its four subsidiaries and is in the process of creating home pages for the others.

COMPUTER SYSTEMS

         Each of the Company's operating subsidiaries other than New West utilizes a computer software system developed for distribution companies. The Company selected the system to improve the efficiency of its sales order entry, purchasing, inventory management, expediting, quotation, credit granting and management information reporting functions. In addition, a pricing module provides contract pricing, pricing by specific customer and customer groups and volume discount pricing. A built-in report feature, augmented by a report writer module, provides flexible management reporting capabilities, including a daily summary of sales, purchasing, inventory, accounts receivable and cash activity. The system supports EDI and barcoding, and allows selected customers access via modem to check stock and pricing and to place orders. New West does not maintain a computer system because the small number of orders it possesses do not warrant the expense.

         The Company also has installed a personal computer network interfaced to the primary distribution software system at APG. The network provides multiple order entry sessions, faxing of scanned documents such as catalog information, price lists and material specifications, access to personal productivity software, freight rate shopping, order tracking via the freight manifest system, and access to the Internet for e-mail and package tracking. The Company is evaluating the benefits of installing similar networks at its other subsidiaries' locations.

EMPLOYEES

         As of June 30, 1997, the Company employed 374 individuals, 14 of whom were executive or operations managers, 83 of whom were clerical and administrative personnel, 63 of whom were sales personnel and 214 of whom were warehouse, production and service personnel. Following the Offering, the Company plans to expand its headquarters staff to manage the increased financial reporting responsibilities of a publicly traded company and the increasing administrative responsibilities associated with the Company's growth. The Company's employees are not unionized. The Company considers its relations with its employees to be good.

FACILITIES

         Other than its executive and sales offices, the Company's facilities generally consist of warehouse and office space and fabrication or production areas. All of such facilities are leased for terms ranging from one to five years and expiring between January 1988 and July 2002. The Company's leases are noncancelable prior to the expiration of their terms, and certain of the leases contain renewal or purchase options. The Company believes its facilities are adequate for its current and reasonably foreseeable needs and that suitable additional or alternative space is or will be available as needed to replace existing facilities or to accommodate future growth.

LEGAL PROCEEDINGS AND INSURANCE

         While the Company is from time to time involved in various legal proceedings incidental to the ordinary conduct of its business, it is not currently a defendant in any legal proceedings. The Company maintains comprehensive general liability insurance in scope and amounts which it believes are customary for its industry. Although the Company believes that most lawsuits against the Company will be covered by its insurance, there can be no assurance that the coverage limits of such insurance will be adequate to protect the Company against all claims. In addition, there can be no assurance that the Company will be able to maintain comprehensive liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY MANAGERS

         The following table sets forth certain information regarding the executive officers, members of the Board of Directors and certain key managers of the Company.

      NAME                                    AGE                  POSITION
      ----                                    ---                  --------
Barbara Mills Henagan(1)(2) ..............     38       Chairman of the Board
Kirby Attwell.............................     62       President, Chief Executive Officer and Director
Tim W. Fogelsong..........................     54       Vice President-Finance, Treasurer and Secretary
David K. Barth(1).........................     53       Director
Nolan Lehmann(1)(2).......................     53       Director
Irvin A. Levy(2) .........................     63       Director
Craig R. Cowan............................     34       President, New West
William G. Flesner........................     57       President, APG
Curtis R. Sprague.........................     45       President, MERSCO
Larry E. Stadler..........................     42       President, Suncoast

------------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

         The Board of Directors consists of five members who hold office for one year terms or until their successors are elected. Executive officers hold office for one year terms or until their successors are elected.

         Ms. Henagan has been Chairman of the Board of Directors of the Company since 1992. Ms. Henagan has been a senior managing director of Bradford Ventures, Ltd., a private investment firm, since 1992, and a general partner of Bradford Associates, a private venture firm that is the general partner of Bradford Venture Partners, L.P., since 1986. Ms. Henagan also is a director of Central Sprinkler Corporation.

         Mr. Attwell co-founded the Company in 1986 and has been a director and its President and Chief Executive Officer since that time. In June 1997, he received Ernst & Young's Houston 1997 Entrepreneur of the Year Award in the distribution industry category. From 1979 to 1983, he was president and chief executive officer of Supply Corporation International, a pipe, valve and fittings supplier, and from 1965 to 1979, he held various positions, including president and chief executive officer, with Lincoln Financial, Inc., a financial services company. Prior to joining Travis, he operated his own financial and management consulting company. Mr. Attwell also serves as a director of Vallen Corporation.

         Mr. Fogelsong co-founded the Company in 1986 and has been Vice President-Finance, Treasurer and Secretary of the Company since 1987. From 1979 to 1983, he was vice president/finance for Supply Corporation International, which he left to join Equus Capital Corporation, an affiliate of Equus II Incorporated. Mr. Fogelsong is a certified public accountant and, from 1970 to 1979, was a manager in the audit section of Arthur Young & Company.

         Mr. Barth has been a director of the Company since 1992. He is the president of Barth Smith Company, an investment and management consulting firm specializing in strategy, marketing, operating and executive staffing issues associated with various distribution channels, which he founded in 1991. Prior to that time, he was vice president, planning and development of, and held various other positions with, W.W. Grainger, Inc. Mr. Barth also is a director of Industrial Distribution Group, Inc.

         Mr. Lehmann has been a director of the Company since its founding in 1986. Mr. Lehmann is also the president and a director of Equus II Incorporated, a registered investment company whose stock is traded on the American Stock Exchange. He has been president and a director of Equus Capital Management Corporation, a registered investment adviser, since 1983. Prior to joining Equus, Mr. Lehmann was employed by Service Corporation International, where he held various positions including vice president-corporate development. Mr. Lehmann also serves as a director of Allied Waste Industries, Inc., American Residential Services, Inc., Brazos Sportswear, Inc., Drypers Corporation and Garden Ridge Corporation. Mr. Lehmann is a certified public accountant.

         Mr. Levy has been a director of the Company since 1992. He is the chairman and chief executive officer of Paper Group Holding, Inc. and affiliates, a group of privately held manufacturing and distribution companies including Redi-Packaging, Inc. and West-Star Packaging, Inc., of which Mr. Levy became President in 1960.

         Mr. Cowan co-founded New West in 1989 and has been its president since that time. Prior to starting New West, Mr. Cowan was a real estate broker in the San Luis Obispo area.

         Mr. Flesner has been president of APG since August 1995. He has worked in the oilfield service industry for over 25 years, including as president of each of Ensco Tool & Supply Company (1983-1990), International Testing Services, Inc. (1990-1992) and International Tool & Supply Company (1993-1995).

         Mr. Sprague founded MERSCO in 1979 and has been its president since that time. Prior to founding MERSCO, Mr. Sprague held various positions with Goodall Rubber Company.

         Mr. Stadler co-founded Suncoast in 1983 and has been its president since that time. He has been an Executive Vice President of DRS since December 1994, when Suncoast became a division of DRS. Prior to founding Suncoast, Mr. Stadler was a regional sales manager in charge of sales to residential builders in the southwestern United States for V.S.L. Corporation, a Swiss-owned post-tension cable company.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee was formed in 1988 and is responsible for reviewing the Company's external auditing procedures and accounting controls and recommending to the Board of Directors the engagement of the Company's independent auditors. The current members of the Company's Audit Committee are Ms. Henagan, Chairman of the Committee, and Messrs. Lehmann and Barth.

         The Compensation Committee was formed in 1987 and is responsible for reviewing and approving the amount and type of consideration to be paid to executive officers and key employees and for administering the Company's stock option and other compensation plans. See "--Compensation Plans." The current members of the Company's Compensation Committee are Ms. Henagan, Chairman of the Committee, and Messrs. Lehman and Levy.

COMPENSATION OF DIRECTORS

         Directors of the Company who are also employees receive no separate compensation for their services as directors of the Company. Non-employee directors of the Company receive $1,000 for each meeting of the Board of Directors attended by them. All directors are reimbursed for expenses incurred in connection with their attendance at meetings. In addition, directors who are not employees of the Company may receive grants of non-qualified stock options under the Company's 1993 Director Stock Option Plan at the discretion of the full Board of Directors. Under the 1993 Director Stock Option Plan, the full Board of Directors may issue options to purchase up to __________ shares of Common Stock to such directors, and has granted options to purchase up to ________ shares of Common Stock to each of Ms. Henagan and Messrs. Lehmann, Barth and Levy. Such options are subject to a vesting schedule based on the Company's performance and, to date, each of such directors has vested options to purchase up to ________ shares of Common Stock. See "--Compensation Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1997, Ms. Henagan and Messrs. Lehmann and Levy served on the Compensation Committee. None of these persons is employed by the Company or any of its subsidiaries. Ms. Henagan is an officer, director and stockholder of the corporate general partner of Bradford Investment Partners, L.P., an affiliate of Bradford Ventures Partners, L.P., and Mr. Lehmann is president of Equus II Incorporated. The Company is a party to a consulting agreement under which the Company pays each of Bradford Investment Partners, L.P. and Equus II Incorporated a fee in exchange for certain management and consulting services. See "Certain Transactions."

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the compensation paid to the Company's Chief Executive Officer and its only other executive officer (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    ALL OTHER
                                      ANNUAL COMPENSATION        COMPENSATION(1)
                                 ------------------------------  ---------------
NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS(2)
---------------------------      ----      ------      --------
Kirby Attwell..................  1996     $150,000     $101,777      $71,745
   President and
   Chief Executive Officer

Tim W. Fogelsong...............  1996     $ 92,700     $ 53,980      $43,192
   Vice President-Finance,
   Treasurer and Secretary
------------
(1) Represents contributions made by the Company on behalf of the Named Officers to the Company's Non-Qualified Executive Retirement Plan or to a subsidiary's profit sharing plan. See "--Compensation Plans."

(2) Paid in the current year based on prior year operating results pursuant to the Company's Incentive Compensation Plan. See "--Compensation Plans."

EMPLOYMENT ARRANGEMENTS

         The Company entered into an employment agreement with Mr. Attwell in May 1992. Under the provisions of the employment agreement, which has been renewed several times, Mr. Attwell serves as the President and Chief Executive Officer of Travis and, if requested by the Company, of any subsidiary of Travis until May 15, 1999, unless such employment is earlier terminated in accordance with the terms of the employment agreement. The employment agreement provides for an annual base salary of $150,000, subject to upward adjustment at the discretion of the Compensation Committee of the Board of Directors, payment of which continues for a one year period after Mr. Attwell's termination. The employment agreement also contains certain provisions prohibiting Mr. Attwell's solicitation of the Company's employees in connection with any business that competes with the Company.

COMPENSATION PLANS

         STOCK OPTION PLANS. The Company currently maintains three stock option plans in which executive officers, directors and key managers may participate: the 1992 Incentive Stock Option Plan, the 1993 Director Stock Option Plan and the 1995 Key Employee Stock Option Plan (collectively, the "Stock Option Plans"). The objective of the Stock Option Plans is to provide additional incentive to the Company's executive officers, non-employee directors and key employees and to provide them with an opportunity to acquire or increase a proprietary interest in the Company through the receipt of Common Stock options. No additional options may be granted under the 1992 Incentive Stock Option Plan. Options to purchase an aggregate of __________ additional shares of Common Stock are available for future issuance under the other Stock Option Plans. In addition, options to purchase an aggregate of __________ shares of Common Stock, at prices ranging from $_________ to $_________ per share, were outstanding as of ________, 1997, _________ of which were vested and exercisable as of that date.

         INCENTIVE COMPENSATION PLAN. Effective beginning in the 1995 fiscal year, the Compensation Committee of the Board of Directors adopted an Incentive Compensation Plan (the "Incentive Compensation Plan") as an incentive to the Company's executive officers. The Incentive Compensation Plan provides for an annual cash bonus determined in accordance with a formula based on the amount by which the Company's after-tax return on equity exceeds a minimum of 15%. The percentage of such excess return on equity paid as a bonus to executive officers increases as such excess return on equity increases. Under the Incentive Compensation Plan, the Company paid Messrs. Attwell and Fogelsong an aggregate of $34,726 and $155,757, for fiscal years 1995 and 1996, respectively.

         NON-QUALIFIED EXECUTIVE RETIREMENT PLAN. Effective October 1, 1994, the Board of Directors adopted the Company's Non-Qualified Executive Retirement Plan (the "Retirement Plan") as an incentive to Messrs. Attwell and Fogelsong. The Retirement Plan is structured as an unfunded defined contribution plan for the purpose of providing deferred compensation to Messrs. Attwell and Fogelsong, is not qualified under sections 401(a) and 501(a) of the Internal Revenue Code and is designed to be exempt from the participation and vesting, funding and fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974. The Retirement Plan is administered by the Board of Directors.

         Under the Retirement Plan, the Board of Directors has discretion to set aside on behalf of Messrs. Attwell and Fogelsong certain stipulated amounts each year according to a fixed formula based on their compensation, expected Social Security benefits and actuarial assumptions. For fiscal years 1995 and 1996, respectively, the amounts set aside pursuant to the Retirement Plan on behalf of Messrs. Attwell and Fogelsong totalled $87,761 and $88,453. Each of Mr. Attwell and Mr. Fogelsong or his beneficiary will be entitled to receive accrued benefits upon the latest to occur of (i) reaching the age of 65, (ii) participating in the Retirement Plan for ten years and (iii) the termination of employment (including by death or as a result of a disability). Assuming the Board of Directors determines each year to set aside the stipulated amounts set forth in the Retirement Plan, the estimated annual benefits payable to Mr. Attwell (if he retires at age 70) and Mr. Fogelsong (if he retires at age 65) are approximately $83,000 and $65,000, respectively. If a change in control of the Company occurs, each of Mr. Attwell, Mr. Fogelsong or his beneficiary will be entitled to receive benefits in an amount that would result if the Retirement Plan were a defined benefit plan with the same set formula, based on the highest five years of his compensation. The Retirement Plan may be amended (including to add other highly compensated executives of Travis) or terminated at any time by the Board of Directors.

         APG PROFIT SHARING PLAN. APG has adopted a Profit Sharing Plan and Trust (the "APG Plan") generally covering all of its employees. In September 1993, Travis adopted the APG Plan. The APG Plan allows for voluntary contributions on behalf of eligible employees up to 15% of eligible compensation at the discretion of the APG board of directors or, in the case of eligible Travis employees, the Board of Directors. During fiscal years 1994, 1995 and 1996, Travis contributed an aggregate of $26,275, $26,175 and $26,484, respectively, to the APG Plan on behalf of Messrs. Attwell and Fogelsong.

FISCAL 1996 YEAR-END OPTION VALUES

         The following table sets forth, with respect to the Named Officers, certain information concerning fiscal year-end values of options granted by the Company; during fiscal 1996, no options were exercised by either of the Named Officers. For a description of the Company's stock option plans, see "--Compensation Plans."

                  AGGREGATE FISCAL 1996 YEAR-END OPTION VALUES

                                                                                        VALUE OF
                                           NUMBER OF UNEXERCISED           UNEXERCISED "IN-THE-MONEY" OPTIONS
NAME                                    OPTIONS AT FISCAL YEAR-END                AT FISCAL YEAR-END(1)
----                                   ------------------------------        -------------------------------
                                       EXERCISABLE      UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
                                       -----------      -------------        -----------       -------------
Kirby Attwell.....................
Tim W. Fogelsong..................

------------
(1) Computed based upon the difference between aggregate fair market value (at $________ per share) and aggregate exercise price.

                              CERTAIN TRANSACTIONS

         In May 1992 the Company, Bradford Investment Partners, L.P., an affiliate of Bradford Venture Partners, L.P., and Equus II Incorporated, entered into a consulting agreement. Barbara M. Henegan is an officer, director and stockholder of the corporate general partner of Bradford Investment Partners, L.P. and Nolan Lehmann is president of Equus II Incorporated. Pursuant to the provisions of the consulting agreement, the Company agreed to pay each of Bradford Investment Partners, L.P. and Equus II Incorporated a management fee in exchange for corporate advisory, financial and other consulting services for a period of ten years. For the years ended September 30, 1994, 1995 and 1996, respectively, the Company paid management fees under the consulting agreement of $56,250, $56,250 and $75,000 to Bradford Investment Partners, L.P. and $18,750, $18,750 and $25,000 to Equus II Incorporated.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of ________, 1997 and as adjusted to reflect the sale of the shares offered hereby for: (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Officers, (iv) all directors and Named Officers as a group and (v) other Selling Stockholders. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                                          BENEFICIAL OWNERSHIP
                                         BENEFICIAL OWNERSHIP        SHARES BEING                 AFTER
STOCKHOLDER                              PRIOR TO OFFERING(1)            OFFERED              OFFERING(1)(2)
-----------                            ------------------------      ------------    -----------------------------
                                        NUMBER                                        NUMBER
                                       OF SHARES     PERCENTAGE                      OF SHARES          PERCENTAGE
                                       ---------     ----------                      ---------          ----------
Bradford Venture Partners, L.P.(3)....
  44 Nassau Street, Suite 365
  Princeton, New Jersey 08542
Overseas Equity Investor Partners(4)..
  Clarendon House, Church Street
  Hamilton 5-31, Bermuda
Barbara Mills Henagan(5)..............
  35 Valley Road
  Atlanta, Georgia 30305
Robert J. Simon (6)...................
  1212 Avenue of the Americas
  Suite 1802
  New York, New York 10036
Equus II Incorporated.................
  The America Tower, 25th Floor
  2929 Allen Parkway
  Houston, Texas 77019
Grumman Hill Investments, L.P. .......
  191 Elm Street
  New Canaan, Connecticut 06840
Kirby Attwell(7)......................
Tim W. Fogelsong(8)...................
David K. Barth(9).....................
Nolan Lehmann(10).....................
Irvin A. Levy(11).....................
All directors and Named Officers
 as a group (6 persons)...............

------------
*   Less than 1%

(1) A person is deemed to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Shares which each identified stockholder has the right to acquire within 60 days of the date specified above are deemed outstanding in calculating the percentage ownership of such stockholder, but are not deemed outstanding as to any other person.

(2) For purposes of this table, information as to shares of Common Stock assumes (i) the persons in the table do not purchase shares of Common Stock in the Offering and (ii) no exercise of the Underwriters' over-allotment option.

(3) Bradford Venture Partners, L.P. is a limited partnership. Barbara M. Henagan and Robert J. Simon are the general partners of Bradford Associates, which is the sole general partner of Bradford Venture Partners, L.P. and holds a 1% interest in the partnership (which may increase upon the satisfaction of certain contingencies related to the overall performance of the investment portfolio of Bradford Venture Partners, L.P.).

(4) Overseas Equity Investor Partners is a general partnership with two partners, Overseas Equity Investors Ltd., which is the managing corporate partner and holds a 99% interest in the partnership, and Bradford Associates, which holds a 1% interest in the partnership (which may increase upon the satisfaction of certain contingencies related to the overall performance of the investment portfolio of Overseas Equity Investors Partners). Overseas Equity Investors Ltd. is a foreign corporation with numerous foreign stockholders. Barbara M. Henagan and Robert J. Simon are the general partners of Bradford Associates and serve as co-chairs of the board of directors of Overseas Equity Investors Ltd. Bradford Ventures, Ltd., an affiliate of Bradford Associates, acts as an investment advisor for Overseas Equity Investor Partners.

(5) Includes _________ shares owned of record by Bradford Venture Partners, L.P., __________ shares owned of record by Overseas Equity Investor Partners and _________ shares owned of record by Mills Investment Partnership. Ms. Henagan and Robert J. Simon are partners of Bradford Associates, the sole general partner of Bradford Venture Partners, L.P., and co-chairs of the board of directors of the corporation that acts as the managing partner of Overseas Equity Investor Partners. Ms. Henagan may be deemed to share voting and investment power with respect to the shares held by Bradford Venture Partners, L.P. and Overseas Equity Investor Partners, but disclaims beneficial ownership with respect to all of such shares. Ms. Henagan is the Managing Partner of Mills Investment Partnership and has sole voting and investment power with respect to the shares held by Mills Investment Partnership. Includes options to purchase up to __________ shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above, and does not include options to purchase up to ___________ shares of Common Stock that are not exercisable within 60 days of the date set forth above.

(6) Includes ___________ shares owned of record by Bradford Venture Partners, L.P. and __________ shares owned of record by Overseas Equity Investor Partners. Mr. Simon and Barbara M. Henagan are partners of Bradford Associates, the sole general partner of Bradford Venture Partners, L.P. and co-chairs of the board of directors of the corporation that acts as the managing partner of Overseas Equity Investor Partners. Mr. Simon may be deemed to share voting and investment power with respect to the shares held by Bradford Venture Partners, L.P. and Overseas Equity Investor Partners, but disclaims beneficial ownership with respect to those shares.

(7) Includes ____________ shares owned by record by Khleber V. Attwell Children's Trust and ___________ shares of Common Stock owned of record by KA, Ltd., a limited partnership of which Mr. Attwell is the sole general partner. Mr. Attwell is the beneficiary of the Khleber V. Attwell Children's Trust, but does not have voting or investment power with respect to those shares. Mr. Attwell has sole voting and investment power with respect to the shares held by KA, Ltd.. Includes options to purchase up to __________ shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above.

(8) Includes options to purchase up to _________ shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above.

(9) Includes options to purchase up to _________ shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above, and does not include options to purchase up to shares of Common Stock that are not exercisable within 60 days of the date set forth above.

(10) Includes ________ shares owned of record by Equus II Incorporated, of which Mr. Lehmann is president. Mr. Lehmann is deemed to have shared voting and investment power with respect to the shares held by Equus II Incorporated, but disclaims beneficial ownership with respect to those shares. Includes options to purchase up to _________ shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above, and does not include options to purchase up to ___________ shares of Common Stock that are not exercisable within 60 days of the date set forth above.

(11) Includes options to purchase up to _________ shares of Common Stock that are currently exercisable or will be exercisable within 60 days of the date set forth above, and does not include options to purchase up to ________ shares of Common Stock that are not exercisable within 60 days of the date set forth above.

                          DESCRIPTION OF CAPITAL STOCK

RECAPITALIZATION

         As of the date of this Prospectus, the Company's authorized capital stock consists of (i) _________ shares of Common Stock, $.01 par value per share, __________ of which are outstanding, (ii) ___________ shares of Class A Common Stock, $.01 par value per share, ___________ of which are outstanding,
(iii) ___________ shares of Series 2 Preferred Stock, $.01 par value per share, all of which are outstanding, and (iv) __________ additional shares of Preferred Stock, the terms and provisions of which may be designated by the Board of Directors, none of which are outstanding. The Company has 33 stockholders of record. Prior to the Offering, the Company intends to effect a recapitalization of its capital stock, which will: (i) increase the authorized number of shares of Common Stock to ________ , (ii) convert each share of Class A Common stock into one share of Common Stock, (iii) convert shares of Series 2 Preferred Stock into __________ shares of Common Stock, (iv) increase the authorized number of shares of Preferred Stock to _________ and (v) effect a __________ -for-1 Common Stock split in the form of a stock dividend. The following summary of the Company's capital stock gives effect to the recapitalization and is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that will be effective upon the recapitalization, the form of each of which is filed as an exhibit to the registration statement of which this Prospectus is a part. See "Available Information."

COMMON STOCK

         The Company's Amended and Restated Certificate of Incorporation authorizes the Company to issue shares of Common Stock, $.01 par value per share. Following the Offering (assuming no exercise of the over-allotment option), __________ shares of Common Stock will be issued and outstanding. In addition, the Company has granted options to purchase up to __________ shares of Common Stock at an average exercise price of $____ per share and may grant options to purchase up to an additional ___________ shares pursuant to certain stock option plans. The Company has also issued warrants to purchase up to __________ shares of Common Stock at $_____ per share. See "Capitalization."

         Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the members of the Board of Directors standing for election at any particular meeting. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders. The Common Stock is not redeemable and has no conversion or preemptive rights. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock sold in this offering will be, when issued and paid for, fully paid and non-assessable. In the event of the liquidation or dissolution of the Company, subject to the rights of the holders of any outstanding shares of the Company's Preferred Stock, if any, the holders of Common Stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the dividend provisions of the Company's Preferred Stock and certain provisions of the Company's credit agreements that may have the effect of restricting the declaration and payment of dividends by the Company's subsidiaries or the Company. See "Dividend Policy."

PREFERRED STOCK

         SERIES 2 PREFERRED STOCK. All of the _________ shares of Series 2 Preferred Stock issued and outstanding are held by Curtis R. Sprague, the president and former owner of MERSCO. The Series 2 Preferred Stock has a face amount and liquidation preference of $ _________ per share and an aggregate liquidation preference of $ __________. Shares of Series 2 Preferred Stock are automatically convertible at the rate of ____________ shares of Common Stock for each share of Series 2 Preferred Stock (as adjusted from time to time, the "Conversion Rate") either upon consummation of the Offering or within ten days of October 18, 1999; in each case, the number of shares of Series 2 Preferred Stock required to be converted into Common Stock is determined by a formula based on the average annual net income of MERSCO. Based on such formula, __________ shares of series 2 Preferred Stock will be converted into shares of Common Stock upon consummation of the Offering, and _________ shares of Series 2 Preferred Stock will remain outstanding following the Offering. Within ten days of October 18, 1999, such outstanding shares of Series 2 Preferred Stock will be either converted into shares of Common Stock at the Conversion Rate (based on the MERSCO net income formula) or redeemed by the Company (subject to applicable law) at the redemption price of $ ________ per share. The Series 2 Preferred Stock is non-voting and ranks junior to all other Preferred Stock of the company. Holders of shares of Series 2 Preferred Stock are entitled to receive, if, as and when declared by the

Board of Directors out of funds legally available therefor, cash dividends, for each share of Series 2 Preferred Stock, equal to dividends declared and paid with respect to _________ shares of Common Stock.

         OTHER PREFERRED STOCK. In addition to the Series 2 Preferred Stock, the Company's Amended and Restated Certificate of Incorporation authorizes the Company to issue up to _________ shares of Preferred Stock, par value $.01 per share. The Company's Board of Directors is authorized to issue such additional Preferred Stock in series and, with respect to each series, to determine the number of shares in any such series and fix the designations, preferences, qualifications, limitations, restrictions and special or relative rights of shares of any series of such Preferred Stock. The Board of Directors could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of holders of Common Stock of the Company and that could be used to prevent a third party from acquiring control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

         Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws as well as certain provisions of Delaware law may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a stockholder.

         DELAWARE ANTI-TAKEOVER LAW. Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a person who, together with affiliates and associates owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation (an "Interested Stockholder") but less than 85% of such stock may not engage in certain business combinations with the corporation for a period of three years after the date on which the person became an Interested Stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder or (ii) subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including mergers, asset sales and other transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders.

         The provisions of Section 203, coupled with the Board's authority to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders may adopt an amendment to its certificate of incorporation, effective 12 months after such adoption, to elect not to be governed by Section 203. Neither the Amended and Restated Certificate of Incorporation nor the Amended and Restated Bylaws exclude the Company from the restrictions imposed by Section 203.

         NOTICE PROVISIONS. The Amended and Restated Bylaws provide that only business or proposals, including director nominations, properly brought before an annual meeting of stockholders may be conducted at such meeting. In order to bring business or a proposal before an annual meeting, a stockholder is required to provide written notice to the Company at least 45 days prior to the annual meeting that describes the business or proposal to be brought before the annual meeting, the name and address of the stockholder proposing the business, the class and number of shares of stock held by such stockholder and any material interest of the stockholder in the business to be brought before the meeting. These procedures may operate to limit the ability of stockholders to bring business before the annual meeting, including with respect to the election of directors or considering any transaction that could result in a change of control of the Company.

TRANSFER AGENT

         The Company's transfer agent and registrar for the Common Stock is
________ .

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering and assuming no exercise of outstanding options, the Company will have outstanding ________ shares of Common Stock (_________ shares if the Underwriters' over allotment option is exercised in full). Of these shares, the __________ shares sold in the Offering will be immediately eligible for resale in the public market without restriction under the Securities Act, except for any shares purchased by an "Affiliate" (as that term is defined under the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining ___________ shares of Common Stock outstanding following the Offering (the "Previously Issued Shares") are deemed to be "restricted securities" within the meaning of the Securities Act and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as those provided by Rule 144 promulgated under the Securities Act.

         All of the holders of the Previously Issued Shares have agreed to enter into agreements with the Company ("Lock-up Agreements") pursuant to which they will agree that, during the 180-day period after the date of this Prospectus, they will not, except with the prior consent of A.G. Edwards & Son, Inc., offer, sell, contract to sell or grant an option to purchase any of such Previously Issued Shares. In addition, the Company has agreed that during such period it will not, without the prior consent of A.G. Edwards & Sons, Inc., offer, sell, contract to sell or grant an option to purchase any shares of Common Stock. See "Underwriting." At the expiration of such lock-up period all of the Previously Issued Shares will be eligible for sale, subject to the volume and other limitations of Rule 144.

         In general, under Rule 144, beginning 90 days after the date of this Prospectus, an Affiliate of the Company or other person (or persons whose shares are aggregated) who has beneficially owned Previously Issued Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately ________ shares immediately after the Offering, if the Underwriters' over-allotment option is exercised in full) or
(ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above.

         Previously Issued Shares may also be resold (i) to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and (ii) in an offshore transaction complying with Rules 903 or 904 of Regulation S under the Securities Act.

         An employee of the company who purchased shares or was awarded options to purchase shares pursuant to a written compensatory plan or contract meeting the requirements of Rule 701 under the Securities Act is entitled to rely on the resale provisions of Rule 701 under the Securities Act which permits Affiliates and non-Affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

         Prior to the Offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

REGISTRATION RIGHTS

         Pursuant to the Company's Registration Rights Agreement, as amended, all of the Company's stockholders prior to the Offering have been granted piggyback registration rights with respect to Common Stock owned by such stockholders as of such date. Such piggyback registration rights may be exercised by such stockholders, subject to the Lock-up Period, on each occasion that the Company proposes to register any public offering of shares of its capital stock under the Securities Act and the Securities Act permits registration of shares held by stockholders in connection with such registration.

         In addition to such piggyback registration rights, subject to certain conditions, stockholders owning certain shares of Common Stock have the right, exercisable on two occasions, to require the Company to register under the Securities Act up to 100% of such shares of Common Stock.

         Upon the closing of the Offering, there will be ___________ shares of Common Stock subject to either piggyback or demand registration rights. The Company is required to bear substantially all expenses of all such registrations, except for underwriting discounts or commissions and fees and disbursements of counsel for any stockholder.

                                  UNDERWRITING

         The Underwriters named below have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the respective numbers of shares of Common Stock set forth opposite their names below:
                                                                 NUMBER
         UNDERWRITERS                                              OF
         ------------                                            SHARES
                                                                 ------
A.G. Edwards & Sons, Inc. ................................
Cleary Gull Reiland & McDevitt Inc. ......................



                                                                 ------
         Total ...........................................
                                                                 ======

         The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the shares of Common Stock, if any are purchased.

         Pursuant to the terms of the Underwriting Agreement, the Underwriters will acquire the shares of the Common Stock offered by the Company and the Selling Shareholders at the public offering price set forth on the cover page of this Prospectus at the public offering price less the underwriting discount and commissions set forth on the cover page. The Company and the Selling Stockholders have been advised by A.G. Edwards & Sons, Inc. and Cleary Gull Reiland & McDevitt Inc., the representatives of the Underwriters (the "Representatives"), that the Underwriters propose to offer the Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $_________ per share and that the Underwriters and such dealers may reallow a discount of not in excess of $ ________ per share to other dealers. The public offering price and the concession and discount to dealers may be changed by the Representatives after the shares are released to the public.

         The Selling Stockholders and the Company have granted to the Underwriters an option, expiring at the close of business on the 30th day subsequent to the date of the Underwriting Agreement, to purchase up to ________ additional shares of Common Stock at the public offering price, less the discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering overallotments, if any. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to _________ and the Selling Stockholders and the Company will be obligated to sell such shares to the Underwriters. See "Principal and Selling Stockholders."

         The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

         The Company, all directors and the Named Officers of the Company and all stockholders prior to the Offering have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of A.G. Edwards & Sons, Inc.

         In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M (pending effectiveness), pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to ___________ shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, A.G. Edwards & Sons, Inc., on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

         The Representatives have advised the Company and the Selling Stockholders that they do not intend to confirm sales to any account over which they exercise discretionary authority.

         Prior to the Offering, there has been no public market for the Common Stock. The public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining the public offering price was the history of and the future prospects for the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, an assessment of the Company's management, the general condition for the securities markets at the time of the Offering and the prices for similar securities of comparable companies.

                              CERTAIN LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas. Peper, Martin, Jensen, Maichel and Hetlage, St. Louis, Missouri, will pass on certain legal matters for the Underwriters in connection with the Offering.

                                     EXPERTS

         The audited Consolidated Financial Statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                              AVAILABLE INFORMATION

         This Prospectus constitutes a part of a Registration Statement on Form S-1 filed by the Company with the Commission under the Securities Act through the Electronic Data Gathering and Retrieval ("EDGAR") system with respect to the Common Stock offered hereby. This Prospectus omits certain of the information contained in the

Registration Statement, and reference is hereby made to the Registration Statement and related exhibits and schedules for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules forming a part thereof can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Registration statements, reports, proxy and information statements filed through the EDGAR system are publicly available through the Commission's Internet web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE

Report of Independent Public Accountants ..............................   F-2

Consolidated Balance Sheets ...........................................   F-3

Consolidated Statements of Income .....................................   F-4

Consolidated Statements of Stockholders' Equity .......................   F-5

Consolidated Statements of Cash Flows .................................   F-6

Notes to Consolidated Financial Statements ............................   F-7

After the recapitalization transactions discussed in Note 10 have been effected and properly reflected in the Company's consolidated financial statements and related notes thereto, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP
October 6, 1997


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Travis International, Inc.:

We have audited the accompanying consolidated balance sheets of Travis International, Inc. (a Delaware corporation), and subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Travis International, Inc., and subsidiaries as of September 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

Houston, Texas
November 20, 1996

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                       SEPTEMBER 30,
                                                   -------------------------    June 30,
                                                     1995            1996         1997
                                                   -----------   -----------   -----------
                                                                               (Unaudited)
                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents ....................   $ 1,225,734   $ 3,526,451   $ 1,943,943
  Trade accounts receivable, net of
   allowance for doubtful accounts of
   $74,916, $202,742 and $187,702 ..............     8,376,768     9,298,395    12,802,915
  Inventories ..................................     8,197,117     9,265,471    12,799,055
  Prepaid expenses .............................       209,462        76,460       169,885
  Prepaid federal income taxes .................       271,722          --            --
  Deferred tax asset ...........................       259,302       408,463       506,141
                                                   -----------   -----------   -----------
               Total current assets ............    18,540,105    22,575,240    28,221,939

PROPERTY AND EQUIPMENT, at cost, net of
  accumulated depreciation of $560,332,
  $1,018,960 and $1,455,735 ....................     1,861,761     2,175,107     2,879,747

INTANGIBLES, net of accumulated
  amortization of $551,477, $833,169
  and $1,119,088 ...............................     5,992,313     5,855,716    10,416,246
                                                   -----------   -----------   -----------
                                                   $26,394,179   $30,606,063   $41,517,932
                                                   ===========   ===========   ===========
      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current installments of long-term
   debt ........................................   $   736,974   $   711,774   $   894,780
  Accounts payable .............................     4,667,750     4,736,353     7,276,959
  Accrued liabilities ..........................     1,290,532     2,022,898     2,416,743
  Federal and state income tax payable .........       162,137       315,467       271,714
                                                   -----------   -----------   -----------
               Total current liabilities .......     6,857,393     7,786,492    10,860,196

LONG-TERM DEBT, net of current
installments ...................................     6,985,831     7,597,742    12,025,967

DEFERRED TAX LIABILITY .........................        96,607        11,358        11,358

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Series 2 Preferred Stock, $.01 par;
   ______ shares authorized;
   ______ shares outstanding ...................
  Common Stock, $.01 par; ______ shares
   authorized; ______, ______ and ______ shares
   outstanding .................................
  Class A Common Stock, $.01 par; ______ shares
   authorized; ______, ______ and _______ shares
   outstanding .................................
  Additional paid-in capital ...................     4,894,002     5,045,180     6,078,338
  Retained earnings ............................     7,551,013    10,155,891    12,532,230
                                                   -----------   -----------   -----------

               Total stockholders' equity ......    12,454,348    15,210,471    18,620,411
                                                   -----------   -----------   -----------
                                                   $26,394,179   $30,606,063   $41,517,932
                                                   ===========   ===========   ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                    TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF INCOME

                                                          YEAR ENDED SEPTEMBER 30,                       NINE MONTHS ENDED JUNE 30,
                                             -------------------------------------------------        ------------------------------
                                                1994                1995              1996                1996               1997
                                             -----------        -----------        -----------        -----------        -----------
                                                                                                               (Unaudited)
SALES ...............................        $14,526,444        $46,338,621        $65,812,759        $47,624,308        $56,687,305
COST OF GOODS SOLD ..................          8,541,450         33,115,765         47,141,135         34,116,734         39,069,406
                                             -----------        -----------        -----------        -----------        -----------
    Gross profit ....................          5,984,994         13,222,856         18,671,624         13,507,574         17,617,899

OPERATING EXPENSES ..................          3,579,343          9,316,894         13,466,821          9,592,267         12,506,081

AMORTIZATION OF
  INTANGIBLES .......................            325,468            304,875            281,692            208,515            285,919
                                             -----------        -----------        -----------        -----------        -----------
    Operating income ................          2,080,183          3,601,087          4,923,111          3,706,792          4,825,899
INTEREST EXPENSE ....................             95,891            525,061            673,007            521,071            889,664
                                             -----------        -----------        -----------        -----------        -----------
    Income before
      income taxes ..................          1,984,292          3,076,026          4,250,104          3,185,721          3,936,235
INCOME TAXES ........................            781,500          1,193,798          1,645,226          1,196,824          1,559,896
                                             -----------        -----------        -----------        -----------        -----------
    Net income ......................        $ 1,202,792        $ 1,882,228        $ 2,604,878        $ 1,988,897        $ 2,376,339
                                             ===========        ===========        ===========        ===========        ===========

NET INCOME PER COMMON AND
  COMMON EQUIVALENT SHARE ...........        $      --          $      --          $      --          $      --          $      --
                                             ===========        ===========        ===========        ===========        ===========

WEIGHTED AVERAGE NUMBER
  OF COMMON AND COMMON
  EQUIVALENT SHARES .................               --                 --                 --                 --                 --
                                             ===========        ===========        ===========        ===========        ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                        CLASS A
                                                                PREFERRED STOCK    COMMON STOCK       COMMON STOCK
                                                               ----------------   ----------------   ----------------
                                                               SHARES    AMOUNT   SHARES   AMOUNT    SHARES   AMOUNT
                                                               ------   -------   ------   -------   ------   -------
BALANCE, September 30, 1993 ................................            $                  $                  $
NET INCOME .................................................
REDEMPTION OF PREFERRED STOCK ..............................
                                                               ------   -------   ------   -------   ------   -------
BALANCE, September 30, 1994 ................................
REDEMPTION OF PREFERRED STOCK ..............................
ISSUANCE OF PREFERRED STOCK IN CONNECTION WITH THE
  ACQUISITION OF MERSCO ....................................
ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE
  ACQUISITION OF DE-RO AND SUNCOAST ........................
ISSUANCE OF COMMON STOCK IN CONNECTION WITH DRS'
  ACQUISITION OF CABLE SYSTEMS .............................
ISSUANCE OF COMMON STOCK TO AN OFFICER .....................
NET INCOME .................................................
                                                               ------   -------   ------   -------   ------   -------
BALANCE, September 30, 1995 ................................
EXCHANGE OF COMMON STOCK FOR CLASS A COMMON STOCK ..........
ISSUANCE OF COMMON STOCK TO OFFICERS .......................
NET INCOME .................................................
                                                               ------   -------   ------   -------   ------   -------
BALANCE, September 30, 1996 ................................
ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE ACQUISITION
  OF NEW WEST COMMUNICATIONS (Unaudited) ...................
ISSUANCE OF COMMON STOCK IN CONNECTION WITH DRS' ACQUISITION
  OF M D STEEL (Unaudited) .................................
RETIREMENT OF CLASS A COMMON STOCK (Unaudited) .............
NET INCOME (Unaudited) .....................................
                                                               ------   -------   ------   -------   ------   -------
BALANCE, June 30, 1997 (Unaudited) .........................            $                  $                  $
                                                               ======   =======   ======   =======   ======   =======

                                                                ADDITIONAL                      TOTAL
                                                                 PAID-IN       RETAINED     STOCKHOLDERS'
                                                                 CAPITAL        EARNINGS       EQUITY
                                                               -----------    -----------   ------------
BALANCE, September 30, 1993 ................................   $ 1,283,853    $ 4,465,993   $  5,757,331
NET INCOME .................................................          --        1,202,792      1,202,792
REDEMPTION OF PREFERRED STOCK ..............................      (611,994)          --         (612,000)
                                                               -----------    -----------   ------------
BALANCE, September 30, 1994 ................................       671,859      5,668,785      6,348,123
REDEMPTION OF PREFERRED STOCK ..............................      (187,998)          --         (188,000)
ISSUANCE OF PREFERRED STOCK IN CONNECTION WITH THE
  ACQUISITION OF MERSCO ....................................       237,000           --          237,001
ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE
  ACQUISITION OF DE-RO AND SUNCOAST ........................     4,023,213           --        4,025,002
ISSUANCE OF COMMON STOCK IN CONNECTION WITH DRS'
  ACQUISITION OF CABLE SYSTEMS .............................        99,956           --          100,000
ISSUANCE OF COMMON STOCK TO AN OFFICER .....................        49,972           --           49,994
NET INCOME .................................................          --        1,882,228      1,882,228
                                                               -----------    -----------   ------------
BALANCE, September 30, 1995 ................................     4,894,002      7,551,013     12,454,348
EXCHANGE OF COMMON STOCK FOR CLASS A COMMON STOCK ..........          --             --             --
ISSUANCE OF COMMON STOCK TO OFFICERS .......................       151,178           --          151,245
NET INCOME .................................................          --        2,604,878      2,604,878
                                                               -----------    -----------   ------------
BALANCE, September 30, 1996 ................................     5,045,180     10,155,891     15,210,471
ISSUANCE OF COMMON STOCK IN CONNECTION WITH THE ACQUISITION
  OF NEW WEST COMMUNICATIONS (Unaudited) ...................       999,546           --          999,990
ISSUANCE OF COMMON STOCK IN CONNECTION WITH DRS' ACQUISITION
  OF M D STEEL (Unaudited) .................................       149,967           --          150,010
RETIREMENT OF CLASS A COMMON STOCK (Unaudited) .............      (116,355)          --         (116,399)
NET INCOME (Unaudited) .....................................          --        2,376,339      2,376,339
                                                               -----------    -----------   ------------
BALANCE, June 30, 1997 (Unaudited) .........................   $ 6,078,338    $12,532,230   $ 18,620,411
                                                               ===========    ===========   ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED SEPTEMBER 30,             NINE MONTHS  ENDED JUNE 30,
                                                            -----------------------------------------    --------------------------
                                                               1994           1995           1996            1996          1997
                                                            -----------    -----------    -----------    -----------    -----------
                                                                                                                (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income .............................................  $ 1,202,792    $ 1,882,228    $ 2,604,878    $ 1,988,897    $ 2,376,339
                                                            -----------    -----------    -----------    -----------    -----------
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities-
     Depreciation and amortization .......................      416,470        622,605        740,320        515,137        739,299
     Deferred federal income taxes .......................      (40,000)      (131,495)      (234,410)      (176,000)       (97,678)
     Loss on sale of equipment ...........................         --            2,166         13,198           --             --
     Change in assets and liabilities, net of
      effects from business acquisitions (Note 9)-
      Increase in trade accounts receivable ..............     (101,037)    (3,049,416)      (921,627)    (1,520,027)    (2,613,161)
      Increase in inventories ............................       (9,184)    (1,361,546)    (1,068,354)    (1,002,169)    (2,823,057)
      Decrease (increase) in prepaid expenses ............      127,323         46,213        133,002       (151,494)       (77,207)
      Decrease (increase) in prepaid federal income
       taxes .............................................         --         (182,432)       271,722        271,722           --
      (Decrease) increase in accounts payable ............      (63,541)     2,200,557         68,603        452,764      1,696,841
      (Decrease) increase in accrued liabilities .........        3,590       (270,440)       732,366        350,212        177,889
      (Decrease) increase in federal and state income
       tax payable .......................................      (68,947)        89,152        153,330        252,905        (47,113)
                                                            -----------    -----------    -----------    -----------    -----------
            Total adjustments ............................      264,674     (2,034,636)      (111,850)    (1,006,950)    (3,044,187)
                                                            -----------    -----------    -----------    -----------    -----------
            Net cash provided by (used in) operating
             activities ..................................    1,467,466       (152,408)     2,493,028        981,947       (667,848)
                                                            -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures ...................................     (231,596)      (660,679)      (788,472)      (552,291)    (1,088,680)
  Proceeds from the sale of equipment ....................         --            7,500          3,300           --             --
  Other asset additions ..................................         --         (105,775)      (145,095)      (100,629)      (160,045)
  Business acquisitions, net of assets acquired (Note 9) .         --       (8,172,824)          --             --       (4,160,766)
                                                            -----------    -----------    -----------    -----------    -----------
            Net cash used in investing activities ........     (231,596)    (8,931,778)      (930,267)      (652,920)    (5,409,491)
                                                            -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of Common Stock ...............................         --        2,549,992        151,245         49,995           --
  Redemption of Preferred Stock ..........................     (612,000)      (188,000)          --             --             --
  Redemption of Common Stock .............................         --             --             --             --         (116,400)
  Capital lease additions ................................         --           55,441           --             --          225,108
  Advances on bank term loans and revolving credit loans .      500,000      7,650,000      2,700,000      2,375,000      6,588,672
  Issuance of subordinated debt ..........................         --        1,475,000           --             --        1,250,000
  Equipment loan proceeds ................................         --             --          124,356         96,427        179,684
  Principal payments on bank term loans and revolving
   credit loans ..........................................     (700,000)    (2,014,284)    (1,914,284)    (1,610,713)    (3,351,910)
  Principal payments on subordinated debt ................         --         (162,321)      (216,429)      (162,322)      (162,322)
  Principal payments on noncompete agreements, equipment
   and other loans .......................................      (41,667)      (138,551)      (106,932)       (89,084)      (118,001)
                                                            -----------    -----------    -----------    -----------    -----------
     Net cash provided by (used in) financing activities .     (853,667)     9,227,277        737,956        659,303      4,494,831
                                                            -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....      382,203        143,091      2,300,717        988,330     (1,582,508)
CASH AND CASH EQUIVALENTS, beginning of year .............      700,440      1,082,643      1,225,734      1,225,734      3,526,451
                                                            -----------    -----------    -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, end of year ...................  $ 1,082,643    $ 1,225,734    $ 3,526,451    $ 2,214,064    $ 1,943,943
                                                            ===========    ===========    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Payment of interest ....................................  $    96,496    $   567,914    $   791,394    $   551,179    $   896,783
  Payment of federal and state income taxes ..............      819,064      1,283,980      1,669,413      1,064,356      1,684,164
  Issuance of common stock in connection with acquisitions         --        1,625,004           --             --        1,150,000
  Issuance of preferred stock in connection with acquisition       --          237,001           --             --             --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                  TRAVIS INTERNATIONAL, INC., AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF THE COMPANY

Travis International, Inc. (the Company), a Delaware corporation, was formed in 1986. The Company is a diversified wholesale distributor of specialty products and provider of related value-added services. From 13 operating locations in five states in the southern and western United States, the Company distributes post-tension cable products, household fixture products, specialty industrial products and telecommunications equipment. In addition, the Company provides value-added services in connection with such products, including engineering and design assistance, just-in-time delivery, fabricating, warranty repair, installation and other technical assistance. During fiscal 1996, the Company sold its products to customers located primarily in the United States and, to a lesser extent, Canada, Mexico and other countries. The Company currently operates through its wholly owned subsidiaries, American Packing and Gasket Company (APG), Mountain Empire Rubber & Specialty Company, Inc. (MERSCO), DE-RO/Suncoast, Inc. (DRS), Suncoast Post Tension and DE-RO Products, and New West Communications, Inc. (NWC).

In October 1997, the Company filed a registration statement on Form S-1. See "Risk Factors" included in this Prospectus.

BASIS OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At September 30, 1995 and 1996, cash equivalents of $896,361 and $2,103,142, respectively, consisted of obligations of the U.S. Government.

INVENTORIES

Inventories principally consist of materials purchased and held for resale and are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

PROPERTY AND EQUIPMENT

Property and equipment are depreciated using the straight-line method over estimated useful lives of three to seven years. The costs of ordinary maintenance and repairs are charged to operations when incurred, while replacements and betterments are capitalized.

At September 30, 1995 and 1996, property and equipment consisted of the following:

                                                SEPTEMBER 30,         Estimated
                                         --------------------------     Useful
                                              1995          1996         LIFE
                                         -----------    -----------    ---------
Vehicles .............................   $   386,762    $   488,587    3-5 years
Leasehold improvements ...............       263,499        321,801    5 years
Machinery and equipment ..............     1,245,125      1,570,849    7 years
Furniture and fixtures ...............       526,707        812,830    5 years
                                         -----------    -----------
                                           2,422,093      3,194,067
Less- Accumulated depreciation and
amortization .........................      (560,332)    (1,018,960)
                                         -----------    -----------
                                         $ 1,861,761    $ 2,175,107
                                         ===========    ===========

INTANGIBLES

At September 30, 1995 and 1996, intangibles consisted of the following:



                                               SEPTEMBER 30,           ESTIMATED
                                        --------------------------    PERIOD  OF
                                             1995           1996         BENEFIT
                                       -----------    -----------    -----------
Goodwill ...........................   $ 6,135,978    $ 6,142,418    10-35 years
Loan origination and other costs ...       164,557        321,467    1-7 years
Consulting/noncompete agreements ...       243,255        225,000    1-5 years
                                         6,543,790      6,688,885
Less- Accumulated amortization .....      (551,477)      (833,169)
                                       -----------    -----------
                                       $ 5,992,313    $ 5,855,716
                                       ===========    ===========

Amortization lives of intangibles and other assets are based on management's estimate of the period to be benefited or, in the case of goodwill, the economic life of the operation to which it relates.

Loan origination costs are amortized over the life of the debt.

In October 1996, the Company recorded an additional $4,536,546 goodwill in connection with the acquisition of NWC (see Note 9).

ACCRUED LIABILITIES

At September 30, 1995 and 1996, accrued liabilities consisted of the following:

                                                            SEPTEMBER 30,
                                                     ---------------------------
                                                        1995             1996
                                                     ----------       ----------
Accrued retirement contributions .............       $   87,761       $  176,214
Accrued profit sharing/bonuses ...............          617,581        1,205,149
Sales tax ....................................          162,787          202,045
Ad valorem taxes .............................          139,938          141,917
Other ........................................          282,465          297,573
                                                     ----------       ----------
                                                     $1,290,532       $2,022,898
                                                     ==========       ==========

INCOME TAXES

The Company follows the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARES

The average number of common and equivalent common shares includes the weighted average number of common and Class A common, shares outstanding and shares issuable pursuant to the assumed exercise of stock options (by application of the treasury stock method).

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share (basic EPS) and diluted earnings per share (diluted EPS). Basic EPS excludes dilution and is determined by dividing income by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 during fiscal 1998 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

LONG-LIVED ASSETS

Effective October 1, 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is necessary. Adoption of this standard did not have an effect on the financial position or consolidated results of operations of the Company.

STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is required for financial statements for fiscal years beginning after December 15, 1995. SFAS No. 123 permits, but does not require, a fair value-based method of accounting for employee stock option plans which results in compensation expense recognition when stock options are granted. The Company intends to continue to account for its stock-based compensation plans under Accounting Principles Board, Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"); however, as required by SFAS No. 123, the Company will provide disclosure of the pro forma impact to net income in the notes to future consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Additionally, management estimates affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

The interim consolidated balance sheet as of June 30, 1997, and consolidated statements of income, stockholders' equity and cash flows for the nine months ended June 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments consisting only of normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

2. LONG-TERM DEBT:

At September 30, 1995 and 1996, long-term debt consisted of the following:

                                                                    SEPTEMBER 30,
                                                               -----------------------
                                                                  1995         1996
                                                               ----------   ----------
DRS revolving credit loan with interest due monthly at
  prime plus .25% (8.5% at September 30, 1996);
  refinanced in February 1997 (see below) ..................   $4,300,000   $5,450,000
Subordinated debt to former owners; due in quarterly
  principal installments aggregating $54,107 plus interest
  at 8.00% through December 2001 ...........................    1,312,679    1,096,250
Bank term loan with interest due monthly at 9.61%;
  principal due in quarterly installments of $53,571;
  refinanced in February 1997 (see below) ..................    1,285,716    1,071,432
Term loan with interest due monthly at 8.00%;
  principal due in quarterly installments of $50,000;
  refinanced in February 1997 (see below) ..................      400,000      200,000
APG revolving credit loan with interest due
  monthly at prime, repaid in 1996 .........................      200,000         --
Notes payable to bank; due in monthly installments ranging
  from $671 to $1,885, including interest at 7.50% to 9.50%, through December 2000; secured by vehicles and
  equipment ................................................      127,990      164,596
MERSCO revolving credit loan with interest due monthly at
  prime plus .50% (8.75% at September 30, 1996); refinanced
  in February 1997 (see below) .............................       50,000      300,000
Other ......................................................       46,420       27,238
                                                               ----------   ----------
                                                                7,722,805    8,309,516
Less- Current installments .................................      736,974      711,774
                                                               ----------   ----------
                                                               $6,985,831   $7,597,742
                                                               ==========   ==========

Subordinated debt consists of unsecured indebtedness issued to former owners of a subsidiary. Payment of principal and interest on subordinated debt is subject to compliance with the revolving credit loan and term loan agreements.

Aggregate maturities of notes payable for years subsequent to September 30, 1996, are as follows:

Year ending September 30-
  1997 ..................................................             $  711,774
  1998 ..................................................              6,232,287
  1999 ..................................................                469,258
  2000 ..................................................                435,579
  2001 ..................................................                411,530
  Thereafter ............................................                 49,088
                                                                      ----------
                                                                      $8,309,516
                                                                      ==========

In February 1997, the Company entered into new loan agreements and amended the loan agreements in May 1997 and September 1997. APG and MERSCO entered into new revolving credit loans with a financial institution (financial institution) and repaid the balance outstanding on the former lines of credit. The APG and MERSCO credit loans (APG/MERSCO Credit Loans) provide for maximum borrowings of $3,000,000 and $750,000, respectively, due December 1998. The APG/MERSCO Credit Loans provide for interest equal to the financial institution's prime rate which is due monthly and a commitment fee of .375 percent on the unused balance. In addition, DRS entered into $7,500,000 and $250,000 revolving credit loans (collectively, the DRS Credit Loans) and repaid the former line of credit. The DRS Credit Loans bear interest at the financial institution's prime rate plus
 .25 percent which is due monthly. The DRS Credit Loans mature December 1998 and have a commitment fee of .375 percent on the unused balance. APG and DRS also entered into $151,067 and $1,075,000 new term loans, respectively (collectively, the APG/DRS Term Loans), and repaid the balance on the former term loans. The APG/DRS Term Loans bear interest at prime and prime plus .25 percent, respectively, are payable in eight and 18 quarterly installments of $47,222 and $57,701 plus interest, respectively, and mature in December 1997 and September 2001, respectively. As a result of the new loan agreements, the revised debt maturities, as of June 30, 1997, for the aforementioned debt are as follows:
1998 - $1,243,990; 1999 - $8,553,375; 2000 - $939,296; 2001 - $1,078,184; 2002 -
$967,012; thereafter - $138,888.

3. INCOME TAXES:

Actual income tax expense differs from the "expected" income tax expense computed by applying the statutory federal income tax rate of 34 percent to income before income taxes for the years ended September 30, 1994, 1995 and 1996, as follows:
                                                YEAR ENDED SEPTEMBER 30,
                                          --------------------------------------
                                             1994         1995           1996
                                          -----------  -----------    ----------
Computed "expected" income tax ........   $   674,659  $ 1,045,849    $1,445,035
State franchise tax, net of federal tax
benefit ...............................        59,400       96,103       128,570
Audit settlement related to prior
  years' intangible asset
  amortization ........................        28,623         --            --
Intangible asset and other ............        16,744       48,923        62,847
Nondeductible expenses ................         2,663        4,678         8,021
Other .................................          (589)      (1,755)          753
                                          -----------  -----------    ----------
                                          $   781,500  $ 1,193,798    $1,645,226
                                          ===========  ===========    ==========

The components of the Company's income tax provision (benefit) for the years ended September 30, 1994, 1995 and 1996, are as follows:

                                          YEAR ENDED SEPTEMBER 30,
                              -------------------------------------------------
                                 1994               1995               1996
                              -----------        -----------        -----------
Federal-
  Current .............       $   726,500        $ 1,187,263        $ 1,681,636
  Deferred ............           (26,700)          (122,402)          (218,410)
                              -----------        -----------        -----------

                              $   699,800        $ 1,064,861        $ 1,463,226
State-
  Current .............       $    95,000        $   138,030        $   198,000
  Deferred ............           (13,300)            (9,093)           (16,000)
                              -----------        -----------        -----------
                              $    81,700        $   128,937        $   182,000
                              ===========        ===========        ===========

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liability at September 30, 1995 and 1996, are as follows:

                                                                    SEPTEMBER 30,
                                                                ----------------------
                                                                   1995        1996
                                                                ---------    ---------
Deferred tax assets-
  Accounts receivable, principally due to allowance for
   doubtful accounts ........................................   $  26,928    $  76,422
  Effect of uniform capitalization of inventory-related costs
   for tax purposes .........................................     151,002      198,419
  Accrued bonuses ...........................................      64,373      113,712
  Compensated absences ......................................       8,534        3,913
  Other .....................................................       8,465       15,997
                                                                ---------    ---------
                      Total deferred tax asset ..............   $ 259,302    $ 408,463
                                                                =========    =========
Deferred tax liabilities-
  Property and equipment, principally due to differences in
   depreciation .............................................   $ 138,880    $ 118,480
  Book vs. tax amortization of noncompete agreement .........     (43,445)     (47,789)
  Other .....................................................       1,172      (59,333)
                                                                ---------    ---------
                      Total deferred tax liability ..........   $  96,607    $  11,358
                                                                =========    =========

4. COMMITMENTS AND CONTINGENCIES:

FACILITY LEASES

The Company leases equipment, office and warehouse space under noncancelable operating lease agreements expiring at various times through 2000. Lease expense totaled $171,800, $387,900 and $592,886 for the years ended September 30, 1994, 1995 and 1996, respectively.

The minimum future rental payments under noncancelable operating leases are as follows:

Year ending September 30-
  1997 .............................................                  $  549,404
  1998 .............................................                     355,610
  1999 .............................................                     281,322
  2000 .............................................                     135,366
  2001 .............................................                      12,068
                                                                      ----------
                                                                      $1,333,770
                                                                      ==========

Certain leases include options for renewal.

BONUS PLANS

The Company has bonus plans, some of which are discretionary and some of which are based on a percentage of income, as defined in each plan, in excess of specified hurdle rates or rates of return on equity.

PROFIT-SHARING PLAN

Subsidiaries of the Company maintain qualified profit-sharing plans (the Plans). The Plans, as amended, include annual employer contributions of up to 15 percent of compensation, as defined, at the discretion of the subsidiaries' board of directors. Contributions for 1994, 1995 and 1996 were approximately $197,000, $204,000 and $260,000, respectively.

OTHER

Management is unaware of any legal proceedings against the Company. The Company maintains comprehensive general liability insurance in scope and amounts which it believes are customary for its industry. There can be no assurance that the coverage limits of such insurance will be adequate to protect the Company against all future claims. In addition, there can be no assurance that the Company will be able to maintain comprehensive liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

5. PREFERRED STOCK:

Pursuant to a restated certificate of incorporation dated August 24, 1993, the Company has the authority to issue a total of ______ shares of Series 2 preferred stock (Preferred Stock). Dividends are payable as declared by the board of directors.

At September 30, 1995 and 1996, __ shares of $.01 par value nonvoting Preferred Stock were issued and outstanding. Preferred Stock has a liquidation preference and redemption value of ______ per share plus unpaid dividends.

The Series 2 Preferred Stock, all of which was issued in connection with the acquisition of MERSCO (see Note 9), is mandatorily convertible, depending on MERSCO's operating results, into a maximum of ____ shares of the Company's Class A common stock (Class A Common Stock) in the event of a public offering or a change in control of the Company within a five-year period. Should neither of these events occur, the Company may call, and the holder may put, such shares at a formula price based on MERSCO's equity and operating earnings.

6. COMMON STOCK:

The Company has the authority to issue ______ shares of stock consisting of ______ shares of common stock (Common Stock) and ______ shares of Class A Common Stock. Every holder of outstanding shares of Common Stock shall be entitled to ______ votes for each share of stock, and every holder of outstanding shares of Class A Common Stock shall be entitled to one vote for each share of such stock.

Under the terms of an agreement executed in May 1992, if a stockholder desires to dispose of all or a portion of his shares of Common Stock (offered shares), the Company has exclusive right to purchase the offered shares within 10 days from the stockholder. If the Company does not elect to purchase all or a portion of the offered shares, the remaining stockholders have an additional 30 days to purchase the portion of the offered shares not purchased by the Company. However, the sale of Common Stock which results in the transfer of a majority Common Stock of the Company is not subject to the above provisions.

Company officers purchased _____ and _____ shares of Class A Common Stock during 1995 and 1996, respectively.

In May 1997, the Company repurchased _____ shares of Class A Common Stock for $116,399. The Company retired all the shares repurchased.

7. STOCK OPTIONS:

MANAGEMENT OPTION AGREEMENT

The Company established an incentive stock option plan in May 1992. Pursuant to this plan, the Company entered into a management option agreement (the Agreement) with certain key employees and granted options to purchase up to _____ shares of common stock at $_____ per share. All of the options vest and become exercisable on March 1, 2002. However, certain options will vest and become exercisable, in increments from 1992 to 1997, if the Company's adjusted earnings or cumulative adjusted earnings, as defined in the Agreement, achieve certain predetermined targets. The remaining options will vest and become exercisable upon the receipt by any one or more of certain stockholders of cash or marketable securities, or both, in excess of $4,713,800 for common stock that results from the sale, redemption or other transfer or from any dividends or other distributions. At September 30, 1995 and 1996, _____ and ______ options, respectively, were exercisable under this incentive stock option plan. No options had been exercised as of September 30, 1996.

DIRECTOR OPTION AGREEMENT

The Company also established an incentive stock option plan for nonemployee directors in August 1993. Pursuant to such plan, the Company entered into a director option agreement (the Option Plan) with certain nonemployee directors and granted options to purchase up to ______ shares of common stock at $_____ per share. All of the options vest and become exercisable on May 25, 2003. However, these options will vest and become exercisable, in increments from 1993 to 1997, if the Company's earnings per share, as defined in the Option Plan, achieve certain predetermined targets. At September 30, 1995 and 1996, _____ and _____ options, respectively, were exercisable under the Option Plan, as amended. No options had been exercised as of September 30, 1996.

KEY EMPLOYEE STOCK OPTION PLAN

The Company established the 1995 Key Employee Stock Option Plan (the Plan) in February 1995. Under the Plan, ______ shares of common stock are available for purchase by key employees. As of September 30, 1996, ______ shares have been granted under the Plan, at $_____ per share, which become exercisable over a period not to exceed 10 years. At September 30, 1995 and 1996, ______ and _____ options, respectively, were exercisable and no options had been exercised.

In April 1997, _____ options were forfeited by an employee in connection with his separation from the Company.

8. RELATED-PARTY TRANSACTIONS:

The Company pays management fees, in an amount which is subject to increases with attainment of minimum levels of net income, to certain stockholders of the Company under a consulting agreement executed in 1992. Amounts paid to related parties under this agreement totaled $75,000 and $100,000 for the years ended September 30, 1995 and 1996, respectively.

APG leases a portion of its facilities from a director/stockholder under a lease agreement. Amounts paid to the related party totaled $34,000 per year during the years ended September 30, 1994, 1995 and 1996.

9. ACQUISITIONS:

DRS ACQUISITION

On December 2, 1994, the Company acquired all of the outstanding common stock of De-Ro Products Co., Inc., and Suncoast Postension Corp. for $3,936,544 in cash, notes to former owners totaling $1,375,000 (see Note 2) and ______ shares of the Company's Class A Common Stock recorded at fair market value. The funds used in the acquisition were provided by the issuance of debt and cash contributions made by the Company. The acquisition has been accounted for as a purchase. The cost of the acquisition has been allocated on the basis of the estimated fair value of net assets acquired. The excess of the purchase price over fair value of the net assets acquired is reflected as goodwill in the amount of $5,380,043, is included in intangibles at September 30, 1996 (see Note 1), and is being amortized over 35 years.

In addition, as part of the acquisition, DRS entered into noncompete, consulting and employment agreements with certain former owners and an employee of DRS all of whom continue to be involved in the business. The agreements require annual payments aggregating $380,000 for a period of five years, which will be expensed as paid. Additionally, they are entitled to receive annual bonus payments for a period of seven years based on a percentage of pretax income in years in which pretax income exceeds predetermined levels. Such bonus payments are limited to an aggregate of $1,355,000. Bonuses aggregating approximately $91,000 were accrued under this agreement at September 30, 1996.

NEW WEST COMMUNICATIONS, INC., ACQUISITION

On October 1, 1996, the Company acquired substantially all of the assets and liabilities of NWC for $4,000,000 in cash, ______ shares of the Company Class A Common Stock recorded at fair market value and $63,641 in transaction costs. As part of the acquisition, the Company entered into noncompete and employment agreements with the former owner of NWC who continues to be involved in the business. The agreements require annual payments of $250,000 for a period of five years. Additionally, the former owner is entitled to receive annual bonus payments for a period of five years based on a percentage of earnings (as defined) in years in which earnings exceed predetermined levels. Such noncompete, employment and bonus payments are limited to an aggregate of $2,500,000.

In connection with the acquisition of NWC, the Company entered into a $1,500,000 line of credit (NWC Credit Line), a $1,500,000 term loan (NWC Term Loan) and a $1,250,000 senior subordinated note (NWC Subordinate Note) which bear interest at prime, prime plus .5 percent, and 12.50 percent, respectively. Interest on the NWC Credit Line, as amended in September 1997, is payable monthly with principal due upon maturity, December 1998. The NWC Term Loan is payable in 19 quarterly installments of $53,572 plus interest with a balloon payment of $482,132 plus accrued interest due upon maturity, September 2001. Interest on the NWC Subordinate Note is due monthly through October 1999. Monthly principal and interest payments of $34,722 are payable beginning November 1999 through October 2002, the maturity date. In addition, the Company issued ______ warrants to purchase the Company's common stock at an exercise price of $______ to the holder of the NWC Subordinate Note.

This transaction has been accounted for utilizing the purchase method of accounting, and the results of operations of the acquired business have been included in the results of the Company from the date of acquisition. In accordance with Accounting Principles Board Opinion No. 16, the purchase price was allocated to the net assets acquired based on management's estimate of the fair value of the acquired assets and liabilities at the date of acquisition, as follows:

Cash paid ...............................................           $ 4,000,000
Class A Common Stock issued .............................               999,990
Transaction costs .......................................                63,641
                                                                    -----------
          Total purchase price ..........................           $ 5,063,631
                                                                    ===========
Net assets acquired-
  Cash ..................................................           $   647,898
  Receivables, net ......................................               482,744
  Inventory .............................................               668,229
  Prepaid expenses ......................................                14,723
  Property and equipment ................................                29,011
  Accounts payable and accrued
liabilities .............................................            (1,315,520)
  Goodwill ..............................................             4,536,546
                                                                    -----------
          Total purchase price ..........................           $ 5,063,631
                                                                    ===========

The following table reflects, on an unaudited pro forma basis, the combined operations of the Company and NWC as if such acquisition had taken place at the beginning of fiscal 1996. Appropriate adjustments have been made to reflect the accounting basis used in recording the acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combination been in effect on the date indicated, that have resulted since the date of acquisition or that may result in the future.

                                                                    YEAR ENDED
                                                                   SEPTEMBER 30,
                                                                        1996
                                                                     -----------
                                                                     (Unaudited)
Sales, net ...................................................       $73,732,246
Income before income taxes ...................................         5,766,488
Net income per common and common equivalent share ............       $      --

Additionally, the Company has acquired several other businesses over the past three years, none of which are material to the financial statements taken as a whole.

10. SUBSEQUENT EVENTS

DRS CONSULTING AND NONCOMPETITION AGREEMENTS

The Company signed agreements on September 30, 1997, to retire, subject to the completion of the offering, certain amounts ($1.4 million) pursuant to consulting and noncompetition agreements entered into in connection with the acquisition of DRS in 1994. This amount will be expensed as of September 30, 1997.

RECAPITALIZATION

In _____, 1997, the Company (a) converted each share of Class A Common Stock into one share of Common Stock, (b) converted each share of Preferred Stock into ______ shares of Common Stock and (c) effected a _____-for-one stock split. The effects of the stock split have been retroactively reflected in the financial statements and related notes thereto for all periods presented.

                          [inside back cover graphics]

================================================================================

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                     TABLE OF CONTENTS
                                                       Page
                                                       ----
Prospectus Summary...................................
Risk Factors.........................................
Background of the Company............................
Use of Proceeds......................................
Dividend Policy......................................
Capitalization.......................................
Dilution.............................................
Selected Consolidated Financial Data.................
Management's Discussion and Analysis of  Financial
   Condition and Results of Operations...............
Business.............................................
Management...........................................
Certain Transactions.................................
Principal and Selling Stockholders...................
Description of Capital Stock.........................
Shares Eligible for Future Sale......................
Underwriting.........................................
Certain Legal Matters................................
Available Information................................
Experts..............................................
Index to Consolidated Financial Statements...........

UNTIL _________ , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.
================================================================================
================================================================================

                                 ________ Shares


                                     [logo]

                           TRAVIS INTERNATIONAL, INC.

                                  Common Stock

                                  ------------

                                   PROSPECTUS

                                  ------------

                            A.G. EDWARDS & SONS, INC.

                       CLEARY GULL REILAND & MCDEVITT INC.

                                 ________, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of estimated expenses incurred in connection with the shares of Common Stock being registered hereby, other than underwriting discounts and commissions:

         SEC Registration Fee................................      $   10,607
         NASD Filing Fee.....................................      $    4,000
         Nasdaq Stock Market Listing Fee.....................            *
         Printing and Engraving Expenses.....................            *
         Legal Fees and Expenses.............................            *
         Accounting Fees and Expenses........................            *
         Transfer Agent and Registrar Fees and Expenses......            *
         Miscellaneous.......................................            *
                                                                   ----------

         Total...............................................      $     *
                                                                   ==========
------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Amended and Restated Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law for liabilities and expenses incurred in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

         As permitted by Section 102(b) of the Delaware Law, the Amended and Restated Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware Law or (iv) for any transaction from which a director derived an improper personal benefit.

         The Underwriting Agreement contains reciprocal agreements of indemnity between the Company and the Underwriters as to certain liabilities, including liabilities under the Securities Act, and in certain circumstances provides for indemnification of the Company's directors, officers and controlling persons.

         The registration rights agreements between the Company and its stockholders contains reciprocal agreements between the Company and such stockholders as to certain liabilities, including liabilities under the Securities Act, and in certain circumstances provide for indemnification of the Company's directors, officers and controlling persons.

         The Company maintains directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         Since _________________, 1994, the Company has issued the following securities which were not registered under the Securities Act. In each case, exemption from registration is claimed on the ground that the issuance of such securities did not involve any public offering within the meaning of Section 4(2) of the Securities Act.

         A. In connection with the Company's acquisition of Mountain Empire Rubber and Specialty Co. ("MERSCO"), on October 18, 1994, the Company issued __________ of its shares of Series 2 Preferred Stock to the former owner of MERSCO in exchange for all of the capital stock of MERSCO.

         B. In connection with the Company's acquisitions of De-Ro Products, Inc. and Suncoast Postension Corp. ("DRS"), on December 2, 1994, the Company issued an aggregate of _________ shares of its Class A Common Stock to former owners of DRS in exchange for all of the capital stock of DRS. Immediately prior to the Offering, the Company will convert each share of such Class A Common Stock into one share of Common Stock pursuant to agreements entered into at the time the acquisition of DRS was closed. The acquisition of DRS was financed in part by the Company's issuance of _________ shares of Common Stock on December 2, 1994 to its existing stockholders in exchange for cash.

         C. In connection with the Company's acquisition of Cable Systems, Inc. ("CSI"), on February 3, 1995, the Company issued _________ shares of the Company's Class A Common Stock to the former owner of CSI in exchange for substantially all of the assets of CSI. Immediately prior to the Offering, the Company will convert each share of such Class A Common Stock into one share of the Company's Common Stock pursuant to agreements entered into at the time the acquisition of CSI was closed.

         D. In March 1996, at the request of Equus II Incorporated ("Equus"), the Company issued ________ shares of Class A Common Stock to Equus in exchange for the cancellation of __________ shares of Common Stock then held by Equus.

         E. In connection with the Company's acquisition of New West Communications, Inc. ("New West"), on October 5, 1996, the Company issued _________ shares of its Class A Common Stock to the former owner of New West in exchange for substantially all of the assets of New West. Immediately prior to the Offering, the Company will convert each share of such Class A Common Stock into one share of the Company's Common Stock pursuant to agreements entered into at the time the acquisition of New West was closed. The acquisition of New West was financed in part by the Company's issuance of warrants to purchase up to __________ shares of the Company's Class A Common Stock to Marwit Capital Company on October 5, 1996. Immediately prior to the Offering, the warrants will be amended to provide for the purchase of Common Stock rather than Class A Common Stock.

         F. In connection with the Company's acquisition of MD Steel Company, Inc. ("MD Steel"), the Company issued ___________ shares of its Class A Common Stock to the former owner of MD Steel in exchange for substantially all of the assets of MD Steel. Immediately prior to the Offering, the Company will convert ________ each share of such Class A Common Stock into one share of the Company's Common Stock pursuant to agreements entered into at the time the acquisition of MD Steel was closed.

         G. In connection with the Offering, on ____________________ , 1997, the Company effected a recapitalization of its capital stock which (i) increased the authorized number of shares of Common Stock to ________, (ii) converted each share of Class A Common stock into one share of Common Stock, (iii) converted ________ shares of Series 2 Preferred Stock into __________ shares of Common Stock, (iv) increased the authorized number of shares of Preferred Stock to _________ and (iv) effected a _________ -for-1 Common Stock split in the form of a stock dividend.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits.

             1.1* Form of Underwriting Agreement

             3.1* Amended and Restated Certificate of Incorporation

             3.2* Amended and Restated Bylaws

             3.3 Warrant to Purchase Class A Common Stock between Travis International, Inc. and Marwit Capital Company, L.P. dated October 9, 1996

             3.4 Registration Rights Agreement among Travis International, Inc. and stockholders, dated May 28, 1992

             3.5 First Amendment to Registration Rights Agreement dated December 2, 1994

             3.6 Second Amendment to Registration Rights Agreement dated February 3, 1995

             3.7 Third Amendment to Registration Rights Agreement dated September 1, 1995

             3.8 Fourth Amendment to Registration Rights Agreement dated June 18, 1996

             3.9 Fifth Amendment to Registration Rights Agreement dated October 1, 1996

             3.10 Sixth Amendment to Registration Rights Agreement dated October
                  9, 1996

             4.1* Specimen Common Stock Certificate of the Registrant

             5.1* Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.

            10.1 Employment Agreement between Travis International, Inc. and Kirby Attwell dated May 28, 1992

            10.2 Amendment to Employment Agreement between Travis International, Inc. and Kirby Attwell dated May 15, 1996

            10.3  Employment and Noncompetition Agreement between
                  De-Ro/Suncoast, Inc. and Larry Stadler dated December 2, 1994

            10.4 First Amendment to Employment and Noncompetition Agreement between De-Ro/Suncoast, Inc. and Larry Stadler dated February 9, 1996

            10.5 Employment and Noncompetition Agreement between New West Acquisition Corp. and Craig Cowan dated September 30, 1996

            10.6 Travis International, Inc. 1992 Incentive Stock Option Plan effective May 27, 1992

            10.7 Travis International, Inc. 1995 Key Employee Stock Option Plan effective February 2, 1995

            10.8 Travis International, Inc. 1993 Director Stock Option Plan effective July 29, 1993

            10.9 Travis International, Inc. Non-Qualified Executive Retirement Plan effective October 1, 1994

            10.10 Memo from Kirby Attwell to Irvin Levy and Nolan Lehmann dated
                  January 4, 1995 regarding Travis International, Inc. Incentive Compensation Plan

            10.11 Asset Purchase Agreement among New West Acquisition Corp., New
                  West Communications, Inc. and Craig Cowan dated September 30, 1996

            10.12 Business Loan Agreement dated February 24, 1997 between Bank of America Texas, N.A. and De-Ro/Suncoast, Inc.

            10.13 First Amendment to Business Loan Agreement dated May 30, 1997 between Bank of America Texas, N.A. and De-Ro/Suncoast, Inc.

            10.14 Second Amendment to Business Loan Agreement dated September
                  29, 1997 between Bank of America Texas, N.A. and De-Ro/Suncoast, Inc.

            10.15 Business Loan Agreement dated February 24, 1997 between Bank of America Texas, N.A. and American Packing and Gasket Company

            10.16 First Amendment to Business Loan Agreement dated September 24,
                  1997 between Bank of America Texas, N.A. and American Packing and Gasket Company

            10.17 Business Loan Agreement dated February 24, 1997 between Bank of America Texas, N.A. and Mountain Empire Rubber & Specialty Co., Inc.

            10.18 First Amendment to Business Loan Agreement dated September 22,
                  1997 between Bank of America Texas, N.A. and Mountain Empire Rubber & Specialty Co., Inc.

            10.19 Business Loan Continuing Guarantee dated September 26, 1997 from Travis International, Inc. to Bank of America Texas, N.A.

            10.20 Business Loan Agreement dated May 30, 1997, between Bank of
                  America Texas, N.A. and New West Communications, Inc.

            10.21 Business Loan Continuing Guaranty dated May 30, 1997 from
                  Travis International, Inc. to Bank of America Texas, N.A.

            10.22 First Amendment to Business Loan Agreement dated September 25,
                  1997 between Bank of America of Texas, N.A. and New West Communications, Inc.

            10.23 Securities Purchase Agreement dated October 9, 1996 between
                  New West Acquisition, Inc. and Marwit Capital Company. L.P.

            10.24 Senior Subordinated Note dated October 9, 1996 from New West
                  Acquisition Inc. to Marwit Capital Company, L.P.

            10.25 Subordination Agreement between Bank of America and Marwit
                  Capital Company, L.P. and acknowledged by New West Communications, Inc. dated September 30, 1996

            21.1  Subsidiaries of the Registrant

            23.1  Consent of Arthur Andersen LLP

            23.2* Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (Contained in
                  Exhibit 5.1)

            24    Powers of Attorney (included on Signature Page)
------------
* To be filed by amendment.

         (b)      Financial Statement Schedules.

                  Not applicable.

ITEM 17.   UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to its Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), Second Amended and Restated Bylaws (the "Bylaws"), the Underwriting Agreement or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 3rd day of October, 1997.

                           TRAVIS INTERNATIONAL, INC.


                                        By: /s/ KIRBY ATTWELL
                                                Kirby Attwell
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

         The undersigned directors and officers of Travis International, Inc. do hereby constitute and appoint Kirby Attwell and Tim W. Fogelsong, and each of them, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below which such person may deem necessary or advisable to enable Travis International, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below any and all amendments (including pre-effective and post-effective amendments) hereto; and we do hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                   TITLE                              DATE
---------                   -----                              ----
                            President,   Chief   Executive
/s/ KIRBY ATTWELL           Officer  (Principal  Executive     October 3, 1997
Kirby Attwell               Officer) and Director

/s/ BARBARA MILLS HENAGAN   Chairman of the Board and
Barbara Mills Henagan       Director                           October 3, 1997

                             Vice President-Finance
/s/ TIM W. FOGELSONG        (Principal Accounting and          October 3, 1997
Tim W. Fogelsong            Financial Officer), Treasurer
                            and Secretary

/s/ NOLAN LEHMANN
Nolan Lehmann               Director                           October 3, 1997

/s/ DAVID K. BARTH
David K. Barth              Director                           October 3, 1997


/s/ IRVIN A. LEVY
Irvin A. Levy               Director                           October 3, 1997

                                INDEX TO EXHIBITS

1.1*    Form of Underwriting Agreement

3.1*    Amended and Restated Certificate of Incorporation

3.2*    Amended and Restated Bylaws

3.3 Warrant to Purchase Class A Common Stock between Travis International, Inc. and Marwit Capital Company, L.P. dated October 9, 1996

3.4 Registration Rights Agreement among Travis International, Inc. and Stockholders, dated May 28, 1992

3.5     First Amendment to Registration Rights Agreement dated December 2, 1994

3.6     Second Amendment to Registration Rights Agreement dated February 3, 1995

3.7     Third Amendment to Registration Rights Agreement dated September 1, 1995

3.8     Fourth Amendment to Registration Rights Agreement dated June 18, 1996

3.9     Fifth Amendment to Registration Rights Agreement dated October 1, 1996

3.10    Sixth Amendment to Registration Rights Agreement dated October 9, 1996

4.1*    Specimen Common Stock Certificate of the Registrant

5.1*    Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.

10.1 Employment Agreement between Travis International, Inc. and Kirby Attwell dated May 28, 1992

10.2 Amendment to Employment Agreement between Travis International, Inc. and Kirby Attwell dated May 15, 1996

10.3 Employment and Noncompetition Agreement between De-Ro/Suncoast, Inc. and Larry Stadler dated December 2, 1994

10.4 First Amendment to Employment and Noncompetition Agreement between De-Ro/Suncoast, Inc. and Larry Stadler dated February 9, 1996

10.5 Employment and Noncompetition Agreement between New West Acquisition Corp. and Craig Cowan dated September 30, 1996

10.6 Travis International, Inc. 1992 Incentive Stock Option Plan effective May 27, 1992

10.7 Travis International, Inc. 1995 Key Employee Stock Option Plan effective February 2, 1995

10.8 Travis International, Inc. 1993 Director Stock Option Plan effective July 29, 1993

10.9 Travis International, Inc. Non-Qualified Executive Retirement Plan effective October 1, 1994

10.10 Memo from Kirby Attwell to Irvin Levy and Nolan Lehmann dated January 4, 1995 regarding Travis International, Inc. Incentive Compensation Plan

10.11 Asset Purchase Agreement among New West Acquisition Corp., New West Communications, Inc. and Craig Cowan dated September 30, 1996

10.12 Business Loan Agreement dated February 24, 1997 between Bank of America Texas, N.A. and De-Ro/Suncoast, Inc.

10.13 First Amendment to Business Loan Agreement dated May 30, 1997 between Bank of America Texas, N.A. and De-Ro/Suncoast, Inc.

10.14 Second Amendment to Business Loan Agreement dated September 29, 1997 between Bank of America Texas, N.A. and De-Ro/Suncoast, Inc.

10.15 Business Loan Agreement dated February 24, 1997 between Bank of America Texas, N.A. and American Packing and Gasket Company

10.16 First Amendment to Business Loan Agreement dated September 24, 1997 between Bank of America Texas, N.A. and American Packing and Gasket Company

10.17 Business Loan Agreement dated February 24, 1997 between Bank of America Texas, N.A. and Mountain Empire Rubber & Specialty Co., Inc.

10.18 First Amendment to Business Loan Agreement dated September 22, 1997 between Bank of America Texas, N.A. and Mountain Empire Rubber & Specialty Co., Inc.

10.19 Business Loan Continuing Guarantee dated September 26, 1997 from Travis International, Inc. to Bank of America Texas, N.A.

10.20 Business Loan Agreement dated May 30, 1997, between Bank of America Texas, N.A. and New West Communications, Inc.

10.21 Business Loan Continuing Guaranty dated May 30, 1997 from Travis International, Inc. to Bank of America Texas, N.A.

10.22 First Amendment to Business Loan Agreement dated September 25, 1997 between Bank of America of Texas, N.A. and New West Communications, Inc.

10.23 Securities Purchase Agreement dated October 9, 1996 between New West Acquisition, Inc. and Marwit Capital Company. L.P.

10.24 Senior Subordinated Note dated October 9, 1996 from New West Acquisition Inc. to Marwit Capital Company, L.P.

10.25 Subordination Agreement between Bank of America and Marwit Capital Company, L.P. and acknowledged by New West Communications, Inc. dated September 30, 1996

21.1    Subsidiaries of the Registrant

23.1    Consent of Arthur Andersen

23.2*   Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (Contained in Exhibit
        5.1)

24      Powers of Attorney (included on Signature Page)
----------
*       To be filed by amendment.